Portions of this exhibit marked with [*] have been omitted. The omitted information is not material and is the type of information that Ford Motor Company customarily and actually treats as private and confidential.

SPONSOR SUPPORT, SHARE RETENTION AND SUBORDINATION AGREEMENT
December 13, 2024
among BLUEOVAL SK, LLC, FORD MOTOR COMPANY, SK INNOVATION CO., LTD., SK ON CO., LTD., SK BATTERY AMERICA, INC., and UNITED STATES DEPARTMENT OF ENERGY

Section 4.01. Prohibition on Transfers of Equity Interests 18
Section 4.02. Effect of Prohibited Transfers........ 19
Section 4.03. Issuance of Equity Interests............ 19
Section 4.04. Notification of Transfer Restrictions 20

Section 6.03. Sponsor Entity Required Approvals 21
Section 6.04. Litigation, Labor Disputes in respect of the Project 21

Section 6.08. No Amendments to Transaction Documents 24
Section 6.09. Compliance with Applicable Laws; Program Requirements................................................. 24
i

Section 6.18. Sufficiency of Project Documents. 26

Section 7.01. Sponsor Entity Specific Affirmative Covenants 27

Section 7.05. Compliance with Applicable Laws 29
Section 7.06. Compliance with Debarment Regulations 29
Section 7.07. Public Statements............................ 29
Section 7.08. Compliance with Program Requirements 29
Section 7.09. Lobbying Requirements.................. 29
Section 7.10. Proper Legal Form.......................... 29
Section 7.11. [Reserved]........................................ 29
Section 7.12. Tax, Duties, Expenses, and Liabilities 29
Section 7.13. Know Your Customer Information 30
Section 7.14. SAM Registration............................ 30
Section 7.15. Prohibited Persons........................... 30
Section 7.16. International Compliance Directives 31

Section 8.01. Sponsor Entity Specific Negative Covenants 35

Page
Section 9.03. Interest and Fees.............................. 37
Section 9.04. Payments.......................................... 37
Section 9.05. Deferral............................................ 37
Section 9.07. No Commencement of Any Proceeding 37

Section 9.13. Form of Permitted Subordinated Loan 38
Section 9.14. No Amendment to Subordinated Debt 38

Section 10.03. Survival of Representations and Warranties 40

Section 10.12. Governing Law; Waiver of Jury Trial 41

Section 10.17. Counterparts; Electronic Signatures 43

EXHIBIT AND SCHEDULES
Exhibit A    Form of Compliance Certificate
Exhibit B    Form of Demand Letter
Exhibit C    Form of Permitted Subordinated Loan Agreement
Schedule A    Sponsor Entity Required Approvals
Schedule B    Notices
Schedule C    [Reserved]
Schedule D    Sponsor Entity Specific Representations and Warranties
Schedule E    Sponsor Entity Specific Covenants
Annex 1    Defined Terms for Specific Representations, Warranties and Covenants of Ford
Annex 2    [*]

SPONSOR SUPPORT, SHARE RETENTION AND SUBORDINATION AGREEMENT, dated December 13, 2024 (this “Agreement”), by and among FORD MOTOR COMPANY, a Delaware corporation (“Ford”), SK INNOVATION CO., LTD., a corporation incorporated and registered in the Republic of Korea (“SK Innovation”, and together with Ford, the “Sponsors”), SK ON CO., LTD., a corporation incorporated and registered in the Republic of Korea (“SKO”), SK BATTERY AMERICA, INC., a Delaware corporation (“SKBA” and together with the Sponsors and SKO, the “Sponsor Entities”, and each a “Sponsor Entity”), BLUEOVAL SK, LLC, a Delaware limited liability company (the “Borrower”), and the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America (“DOE”).
RECITALS
(A)DOE has been authorized to arrange for FFB to make loans to manufacturers of advanced technology vehicles and components pursuant to the ATVM Program, as set forth in Section 136.
(B)The Borrower has undertaken the development, design, engineering, procurement, equipping, construction, startup and commissioning, testing, repair, management, maintenance and operation of (i) a 45 GWh cell manufacturing plant in Haywood County, Tennessee, (ii) a 37 GWh cell manufacturing plant in Glendale, Kentucky, and (iii) a second 45 GWh cell manufacturing plant in Glendale, Kentucky to produce battery cells for use in advance technology vehicles (as defined in Section 611.2 of the Applicable Regulations) in the United States (collectively, the “Project”).
(C)Ford and SKBA (each a “Direct Shareholder”) each own fifty percent (50%) of the Equity Interests of the Borrower.
(D)To finance the construction of the Project, on or about the date hereof, the Borrower and DOE entered into the Loan Arrangement and Reimbursement Agreement (the “Loan Agreement”) pursuant to which DOE agreed to arrange for FFB to purchase a Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of the Loan Agreement and other Financing Documents.
(E)In consideration for DOE entering into the Loan Agreement, (a) each Sponsor Entity has agreed to comply with the obligations and covenants set forth herein; (b) each Sponsor Entity has agreed to make or fund each Equity Contribution as and when required pursuant to the terms hereof; and (c) each of Ford, [*] has agreed to unconditionally and irrevocably guarantee the payment of all Secured Obligations when due and payable, in each case, solely in accordance with the terms and conditions hereof.
(F)The undertaking of this Agreement by the Sponsor Entities will provide substantial benefit, directly or indirectly, to the Sponsor Entities and the other Borrower Entities, and it is necessary or convenient to the conduct, promotion, or attainment of the business of the Sponsor Entities.
(G)It is a condition precedent to the execution of the Loan Agreement and making of each Advance from time to time that the Sponsor Entities and the Borrower shall have executed and delivered this Agreement and that it otherwise remains in full force and effect.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS
Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A to the Loan Agreement or Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford) hereof. The rules of construction set forth in Section 1.02 (Other Rules of Construction) of the Loan Agreement shall apply mutatis mutandis to this Agreement or Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford) hereof (as applicable). As used in this Agreement, the following terms shall have the following meanings:
“Additional Capital Commitment” means, as of any date of determination, with respect to each Direct Shareholder, an amount equal to the Total Capital Commitment of such Direct Shareholder minus the amount of the Base Equity Contribution and any Additional Capital Contributions previously funded by such Direct Shareholder on or prior to such date.
“Additional Capital Contributions” means (a) Cash Contributions made in accordance with Section 2.02 (Additional Capital Contributions) and Section 2.04 (Method of Contribution) and (b) Permitted Subordinated Loans made in accordance with Section 2.04 (Method of Contribution).
“Agreement” has the meaning given to such term in the preamble hereto.
“Available Liquidity” means:
(a)with respect to Ford, as of any date of determination, the sum of (a) the Total Available Revolving Commitments (including any unused commitment under the Supplemental RCF Credit Agreement, the 364-Day Revolving Credit Agreement, any Incremental Revolving Facility or any Permitted Additional Senior Facility) plus (b) Ford’s consolidated total cash and cash equivalents and total marketable securities less FMCC’s total cash and cash equivalents and total marketable securities, in each case, as reported in the footnote to Ford’s financial statements labeled “Cash, Cash Equivalents, and Marketable Securities” set forth in Ford’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, as applicable, filed with the SEC (excluding (i) such amounts held or owned by Foreign Subsidiaries and (ii) restricted cash); and
(b)with respect to SK Innovation, as of any date of determination, [*].
“Base Equity Commitment” means, with respect to each Direct Shareholder, [*]. The aggregate amount of the Base Equity Commitments of the Direct Shareholders is [*].
“Base Equity Contributions” has the meaning given to such term in Section 2.01 (Base Equity Contributions).
“Borrower” has the meaning given to such term in the preamble hereto.
“Capital Call Notice” has the correlative meaning given to such term under Section 3.4 of the JV LLCA.
“Cash Contribution” means a contribution by the Direct Shareholders to the Borrower for the Project in cash (including as a book entry credit for Project Costs incurred by a Direct Shareholder on behalf of Borrower) and/or the deposit of immediately available funds in Dollars into the Equity Contribution Account.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Controlled Affiliate” means, as to any Person, any other Person that directly or indirectly is controlled by, such Person. As used in this definition, “control” (including, with its correlative meaning, “controlled by”) as used with respect to any Person means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).
“Data Protection Laws” means any and all foreign or domestic (including U.S. federal, state and local) Applicable Laws relating to the privacy, security, notification of breaches, or Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly, in each case, in any manner applicable to any Sponsor Entity, including, to the extent applicable, Section 5 of the Federal Trade Commission Act (15 U.S.C. § 45) and other consumer protection laws, GDPR, CCPA, CPRA, PIPEDA, biometric data and genetic testing laws.
“Debt Service Payment Account” has the meaning given to such term in the Accounts Agreement.
“Debt Service Reserve Required Balance” has the meaning given to such term in the Accounts Agreement.
“Debtor Relief Law” means any bankruptcy laws and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, rehabilitation or similar debtor relief laws of the United States, any state or other subdivision thereof or other applicable jurisdictions in effect from time to time.
“Direct Shareholders” has the meaning given to such term in the recitals hereto.
“DOE” has the meaning given to such term in the preamble hereto.
“Equity Contribution” means (a) the Base Equity Contributions and (b) any Additional Capital Contribution, as the context may require.
“Equity Contribution Account” has the meaning given to such term in the Accounts Agreement.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 15, 2006 among Ford, the subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions and entities from time to time parties thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Banco Bradesco S.A., as Brazilian administrative agent, JPMorgan Chase Bank, N.A., acting through its Hong Kong branch, as RMB administrative agent, and each other party from time to time party thereto, as the same may be further amended, supplemented, restated or otherwise modified from time to time.
“Ford” has the meaning given to such term in the preamble hereto.
“Ford Available Liquidity Requirement” has the meaning given to such term in Section 1.01 (Available Liquidity) of Part II-A of Schedule E.
“Ford Share” means, as of any date of determination, a ratio (expressed as a percentage) of (a) the Equity Interests in the Borrower held directly by Ford to (b) all Equity Interests in the Borrower. As of the date hereof, the Ford Share is fifty percent (50%).
“Ford Sponsor Entity Default” means any of the following:

(a)[Reserved]
(b)any representation or warranty made or deemed made by Ford in any Financing Document to which it is a party or any certified statement furnished by Ford, shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or
(c)Ford shall default in the observance or performance of (i) its covenants in Section 1.01, (Ford Financial Statements) of Part I-A of Schedule E (Sponsor Entity Specific Covenants), (ii) its covenant in Section 1.01 (Available Liquidity) of Part II-A of Schedule E (Sponsor Entity Specific Covenants) for a period of twenty (20) consecutive days or (iii) any other covenant made by Ford in this Agreement (including its obligations under Article II (Equity Funding)) or any other Financing Document to which it is a party and, with respect to clauses (i) and (iii) only, such default shall continue unremedied for a period of thirty (30) days after any Responsible Officer of Ford receives notice thereof or has actual knowledge of such default; or
(d)Ford or, during any New Guarantee Period, any Significant New Guarantor shall (i) default in making any payment of any principal of any Other Indebtedness or any Other Guarantee Obligation in respect of Other Indebtedness beyond the period of grace, if any; or (ii) default in making any payment of any interest on any such Other Indebtedness or Other Guarantee Obligation, in each case beyond the period of grace, if any; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (d) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (d) shall have occurred and be continuing with respect to Other Indebtedness or any such Other Guarantee Obligation the aggregate outstanding principal amount of which exceeds one billion Dollars ($1,000,000,000); or
(e)any Other Indebtedness incurred under the Existing Credit Agreement, or Permitted Additional Senior Facilities or any other Other Indebtedness issued or guaranteed by Ford (excluding the guaranty of Ford under Article III (Sponsor Guarantees)) or, during any New Guarantee Period, any Significant New Guarantor with an aggregate outstanding principal amount of one billion Dollars ($1,000,000,000) or more shall have been accelerated by the holders thereof as a result of a default thereunder; or
(f)(i) Ford, FMCC, Ford Canada or, during any New Guarantee Period, any Significant New Guarantor shall (A) commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors (1) seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Ford, FMCC, Ford Canada or, during any New Guarantee Period, any Significant New Guarantor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or
(g)(i) (A) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period has been sought and rejected under Section 412 of the Code; (B) any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA; (C) the PBGC shall have terminated a Plan or appointed a trustee to administer any Plan; (D) any Plan shall have an accumulated funding deficiency which has not been waived; or (E) Ford or any Commonly Controlled Entity has incurred a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063,

4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; and (ii) any of the foregoing has had a Ford Sponsor Material Adverse Effect; or
(h)one or more judgments or decrees shall be entered in the United States against Ford or, during any New Guarantee Period, any Significant New Guarantor that is not vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days, and involves a liability (not paid or fully covered by insurance as to which the relevant insurance company has not denied coverage) of either (i) one hundred million Dollars ($100,000,000) or more, in the case of any single judgment or decree or (ii) two hundred million Dollars ($200,000,000) or more in the aggregate.
“Ford Sponsor Guarantee” has the meaning given to such term in Section 3.01(a) (Sponsor Guarantee).
“Ford Sponsor Material Adverse Effect” means a material adverse effect on (a) the financial condition of Ford and its Sponsor Entity Subsidiaries taken as a whole or (b) the validity and enforceability of this Agreement or any of the other Sponsor Transaction Documents to which Ford is party or the rights and remedies of the Secured Parties hereunder or thereunder.
“Guaranteed Obligations” means all Secured Obligations (whether at stated maturity, by required prepayment, declaration, demand, upon acceleration or otherwise), now or hereafter existing, including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.
“Guarantor” mean each of Ford and each SK Guarantor.
“IC Violation Notice” has the meaning given to such term in Section 7.16(b) (International Compliance Directives).
“Liquidity Reserve Account” has the meaning given to such term in the Accounts Agreement.
“Liquidity Reserve Required Balance” has the meaning given to such term in the Accounts Agreement.
“Loan Agreement” has the meaning given to such term in the recitals hereto.
“Material SK Innovation Subsidiary” means a Sponsor Entity Subsidiary of SK Innovation (a) that has consolidated total assets with a Net Book Value (as defined in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford)) [*] and (b) with respect to which SK Innovation [*].
“Megasite Authority Guaranty” means any guaranty issued by any Sponsor to the Megasite Authority in respect of the Borrower’s obligations under the Megasite Authority Incentive Documents and in connection with the delivery of the Megasite Deed of Trust.
“Operations Account” has the meaning given to such term in the Accounts Agreement.
“Other Guarantee Obligation” as to any Person, any obligation of such Person guaranteeing any Other Indebtedness of any other Person.
“Other Indebtedness” of any Person at any date, means all indebtedness of such Person for borrowed money.
“Permitted SKO Disposition” means: [*]

“Permitted Subordinated Loan Agreement” has the meaning given to such term in Section 9.13 (Form of Permitted Subordinated Loan).
“Prohibited Person Notice” has the meaning given to such term in Section 7.15(a) (Prohibited Persons).
“Personal Information” means any data or information that is subject to (i) Data Protection Laws, or (ii) any contractual obligations, or privacy notices or policies, binding on any Sponsor Entity related to the Processing of any data or information that identifies or can be used to identify an individual, household or device, whether directly or indirectly.
“Project” has the meaning given to such term in the recitals hereto.
“Qualified Financing” means, with respect to a Person, (i) a sale in a firm commitment underwritten public offering registered under the Securities Act of 1933 or equivalent foreign laws of Equity Interests of such Person or a corporate successor to such Person, (ii) a direct listing of the Equity Interests of such Person, or (iii) an acquisition of the Equity Interests of such Person by a special purpose acquisition company.
“Required Balance” has the meaning given to such term in the Accounts Agreement.
“Requirements of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case applicable to and binding upon such Person and any of its property, and to which such Person and any of its property is subject.
“SK Available Liquidity Requirement” [*].
“SK Entities” means each of SKBA, SK Innovation and SKO.
“SK Guarantor” [*].
“SK Innovation” has the meaning given to such term in the preamble hereto.
“SK Share” means, as of any date of determination, a ratio (expressed as a percentage) of (a) the Equity Interests in the Borrower held directly by SKBA to (b) all Equity Interests in the Borrower. As of the date hereof, the SK Share is fifty percent (50%).
“SK Sponsor Entity Default” [*].
“SK Sponsor Guarantee” has the meaning given to such term in Section 3.01(b) (Sponsor Guarantee).
“SK Sponsor Material Adverse Effect” means, in respect of any SK Entity, a material adverse effect on (a) the financial condition of such SK Entity and its Sponsor Entity Subsidiaries taken as a whole or (b) the validity and enforceability of this Agreement or any of the other Sponsor Transaction Documents to which such SK Entity is party or the rights and remedies of the Secured Parties hereunder or thereunder.
“SKBA” has the meaning given to such term in the preamble hereto.
[*]
“SKO” has the meaning given to such term in the preamble hereto.

[*]
“Source Code Escrow Agreement” means a Source Code escrow agreement entered into in accordance with Section 7.17(f) (Source Code Escrow).
“Sponsor” has the meaning given to such term in the preamble hereto.
“Sponsor Entities” has the meaning given to such term in the preamble hereto.
“Sponsor Entity Compliance Certificate” means a certificate substantially in the form of Exhibit A (Form of Sponsor Entity Compliance Certificate).
“Sponsor Entity Default” means any Ford Sponsor Entity Default or any SK Sponsor Entity Default.
“Sponsor Entity Required Approvals” has the meaning given to such term in Section 6.03 (Sponsor Entity Required Approvals).
“Sponsor Entity Subsidiary” with respect to any Sponsor Entity, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the Voting Stock is, at the time as of which any determination is being made, owned or controlled by such Sponsor Entity or one or more subsidiaries of such Sponsor Entity or by such Sponsor Entity and one or more subsidiaries of such Sponsor Entity.
“Sponsor Guarantee” means each of the Ford Sponsor Guarantee and the SK Sponsor Guarantee.
“Sponsor Obligations” means all obligations of the Sponsors under this Agreement, including with respect to any required Equity Contribution or Guaranteed Obligation.
“Sponsor Source Code” means all Project Source Code owned by a Sponsor Entity or, subject to applicable third party license terms, licensed to Borrower by a Sponsor Entity; [*].
“Sponsor Transaction Document” means, with respect to Ford, on the one hand, and the SK Entities, on the other hand, any Transaction Document to which such Sponsor Entity is a party.
“Subordinated Debt” means, all indebtedness and obligations of the Borrower to any Direct Shareholder, whether in respect of all Permitted Subordinated Loans or otherwise; provided, however, that the Ford Shareholder Bridge Loan shall not constitute a Permitted Subordinated Loan or Subordinated Debt.
“Total Capital Commitment” means, with respect to each Direct Shareholder, six billion six hundred million Dollars ($6,600,000,000) (as may be (x) increased from time to time pursuant to JV LLCA or (y) decreased from time to time pursuant to JV LLCA with, in the case of this clause (y), the prior written consent of DOE and otherwise in accordance with the Financing Documents). As of the date hereof, the aggregate amount of the Total Capital Commitment of the Direct Shareholders is thirteen billion two hundred million Dollars ($13,200,000,000). For the avoidance of doubt, and without limiting the obligation in Section 7.29(c) (Approved Base Case Financial Model; Capital Commitment Shortfall) of the Loan Agreement in the event of a Capital Commitment Shortfall, nothing in this Agreement or any other Financing Document shall obligate either of the Direct Shareholders or any other Sponsor Entities to increase or decrease the Total Capital Commitment.
“Transfer” means, with respect to any Equity Interests, any sale, assignment, transfer, conveyance, exchange, or any other disposition (in each case, with or without consideration) of such Equity Interests.

“Unfunded Current Project Costs” means, as of any date of determination, an amount equal to the aggregate Project Costs due and payable within [*] (as reasonably determined by the Borrower) minus:
(a)any amounts on deposit in the Project Accounts and available to pay such Project Costs in accordance with the Accounts Agreement (including any Unrestricted Cash); and
(b)(i) the amount of any Advances available to be drawn in accordance with the Financing Documents to pay such Project Costs, (ii) the amount of any unfunded committed State Grants available to be drawn to pay such Project Costs and (iii) the amount of any Additional Capital Contributions to be made under Section 2.02(a) (Additional Capital Contributions), in each case as calculated prior to the date on which such Project Costs are due and payable.
“Unfunded Reserve Requirement” means, as of any date of determination, an amount equal to the Required Balance of any Reserve Account then required to be funded by the Borrower under the Accounts Agreement minus the amount on deposit in such Reserve Account and, in the case of the Debt Service Reserve Account, the face amount available to be drawn under any Acceptable Letter of Credit then outstanding in respect of the Debt Service Reserve Required Balance.
Article II
EQUITY FUNDING
Section 2.01    Base Equity Contributions. Each of the Sponsor Entities and DOE acknowledges and agrees that, as of the date of this Agreement, each Direct Shareholder has made Cash Contributions to the Borrower in an amount not less than its Base Equity Commitment (the “Base Equity Contributions”) in accordance with Section 2.04(a) (Method of Contribution); provided that, for the avoidance of doubt, the foregoing shall include any amounts spent by Borrower or any other Sponsor Entity on Borrower’s behalf on Eligible Project Costs from and after May 18, 2022.
Section 2.02    Additional Capital Contributions.
(a)Except to the extent otherwise specified in Section 2.02(b) or Section 2.02(c), not later than ten (10) Business Days following receipt of a Capital Call Notice, each Direct Shareholder shall make a Cash Contribution in accordance with Section 2.04(a) (Method of Contribution) in the amount specified for such Direct Shareholder in such Capital Call Notice.
(b)If, at any time, there exists any Unfunded Current Project Costs or any Unfunded Reserve Requirement, the Borrower shall provide a Capital Call Notice to each Direct Shareholder including (i) notice of the occurrence thereof and all reasonable information with respect thereto, (ii) the aggregate amount of such Unfunded Current Project Costs or Unfunded Reserve Requirement, (iii) the amount of the Cash Contribution to be made by each Direct Shareholder in respect of such Unfunded Current Project Costs or Unfunded Reserve Requirement and (iv) the applicable date for such Cash Contribution, which date shall not be later than [*] Business Days after receipt of such Capital Call Notice. Upon receipt of any such Capital Call Notice, each Direct Shareholder shall make a Cash Contribution (or, in the case of the Debt Service Reserve Required Balance, may provide an Acceptable Letter of Credit in accordance with the terms of the Accounts Agreement), in each case, on or prior to the applicable date and in the applicable amount set forth in such Capital Call Notice based on the Ford Share and SK Share. Upon receipt of such Cash Contributions, the Borrower shall apply the proceeds thereof toward the payment of such Unfunded Current Project Costs (or, if applicable, depositing such proceeds into the applicable Reserve Account) or satisfaction of such Unfunded Reserve Requirement in accordance with Section 2.04(a) (Method of Contribution).
(c)If, at any time, DOE reasonably determines that the aggregate amount then standing to the credit of the Project Accounts and available to pay such costs in accordance with the Accounts Agreement (including any Unrestricted Cash), together with (i) amounts available and called by the Borrower from the Direct Shareholders under the JV LLCA, (ii) the amount of any Advances available and requested by the Borrower to be drawn in accordance with the Financing Documents, and (iii) the amount of any unfunded committed State Grants available and requested by the Borrower to be drawn to pay such costs, is insufficient to pay in full any Note Obligations then due and payable, DOE shall have the right to (x) provide written notice to the Borrower and each Direct Shareholder of the occurrence thereof with all reasonable information with respect thereto, including the aggregate amount of such insufficiency and (y) in the event that the Borrower fails to promptly (and in any event within [*]) provide a Capital Call Notice to the Direct Shareholders in the amount of such insufficiency pursuant to clause (x) above or either Direct Shareholder fails to fund such insufficiency in accordance with such Capital Call Notice, provide written demand to the Direct Shareholders to make Equity Contributions in an aggregate amount equal to such insufficiency. Upon receipt of any such Capital Call Notice by the Borrower or written demand by DOE, the Direct Shareholders shall promptly (and in any event within [*]) following receipt thereof make Cash Contributions to the Borrower based on the Ford Share and SK Share, as applicable, and in an aggregate amount equal to such insufficiency. Upon receipt of such Cash Contributions, the Borrower shall apply the proceeds thereof toward the satisfaction of any such insufficiency in accordance with Section 2.04(a) (Method of Contribution).
(d)Without limiting the Guaranteed Obligations or Section 7.29(c) (Approved Base Case Financial Model; Capital Commitment Shortfall) of the Loan Agreement, and otherwise notwithstanding anything to the contrary in this Agreement, the Loan Agreement or any other Financing Document, in no event shall Ford or SKBA be obligated to make Equity Contributions in an aggregate amount that exceeds the Total Capital Commitment of Ford or SKBA, as applicable.
Section 2.03.    [*].
Section 2.04    Method of Contribution.
(a)All Equity Contributions required to be made by each Direct Shareholder hereunder shall be funded (i) by Cash Contributions or (ii) in the case of Additional Capital Contributions, through the making of a Permitted Subordinated Loan as permitted under Section 2.04(d) (Method of Contribution) (or, in the case of any Additional Capital Contribution required to fund the Required Balance in the Debt Service Reserve Account, may be made by providing, in whole or in part, an Acceptable Letter of Credit) for deposit into or credit to:
(i)with respect to any Base Equity Contributions made on or after the date hereof (but not, for the avoidance of doubt, Base Equity Contributions made prior thereto), the Equity Contribution Account for application in accordance with the Accounts Agreement;
(ii)with respect to any Additional Capital Contributions (except as otherwise provided below), to the Borrower for application directly to Project Costs, Operating Costs, Debt Service or Capital Expenditures (as applicable) or for deposit to the Equity Contribution Account for application in accordance with the Accounts Agreement;
(iii)with respect to any Additional Capital Contribution required to fund the Liquidity Reserve Required Balance, the Liquidity Reserve Account for application in accordance with the Accounts Agreement;
(iv)with respect to any Additional Capital Contribution required to fund the Debt Service Reserve Required Balance, the Debt Service Reserve Account for application in accordance with the Accounts Agreement; and
(v)with respect to any Additional Capital Contribution required to fund the Debt Service Payment Account (if and when required), the Equity Contribution Account, the Operations Account or the Liquidity Reserve Account, as applicable, for application in accordance with the Accounts Agreement.
(b)Without prejudice to the Guaranteed Obligations and any other obligation of the Sponsor Entities hereunder, if, at any time, DOE reasonably determines that any Equity Contribution made by a Direct Shareholder (including through any Permitted Subordinated Loan as described in

Section 2.04(d) (Method of Contribution)) is less than the amount of Equity Contributions such Direct Shareholder is then required to make pursuant to this Agreement, DOE shall provide written notice to such Direct Shareholder (and, in the case of SKBA, to the SK Entities) (i) of the occurrence thereof and all reasonable information with respect thereto, including the aggregate amount thereof and (ii) demanding that such Direct Shareholder make an Equity Contribution in an amount equal to such insufficiency. Upon receipt of such notice, such Direct Shareholder shall promptly [*] following receipt of such notice make a Cash Contribution to the Borrower (including through any Permitted Subordinated Loan as described in Section 2.04(d) (Method of Contribution)) for application to such obligations, and/or if applicable, deposit in the Equity Contribution Account in the amount of such insufficiency to be applied in accordance with the terms hereof and the Accounts Agreement.
(c)Each Sponsor Entity hereby acknowledges and agrees that: (i) as of the date hereof, each of the Ford Share and the SK Share is equal to fifty percent (50%) and (ii) each of the Ford Share and the SK Share shall at all times be equal to fifty percent (50%).
(d)The Direct Shareholders are entitled to fund any required Additional Capital Contribution through the making of a Permitted Subordinated Loan directly to the Borrower; provided that the following conditions shall be satisfied:
(i)such Permitted Subordinated Loan is subordinated in full to the rights of the Secured Parties pursuant to Article IX (Subordination) hereto; and
(ii)the rights and interests of the Borrower under such Permitted Subordinated Loan shall be pledged in favor of the Collateral Agent pursuant to the Security Agreement.
Section 2.05    No Limitation. No provision of funds by any Sponsor Entity pursuant to Sections 2.01 (Base Equity Contributions), 2.02 (Additional Capital Contribution), [*] and 2.04 (Method of Contribution), as applicable, shall limit or in any way reduce its obligations to provide funds under any other provision of this Agreement or any other Transaction Document, in each case, in accordance with the terms and conditions thereof.
Article III
SPONSOR GUARANTEES
Section 3.01    Sponsor Guarantees.
(a)Ford hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, to the Secured Parties, the full and prompt payment of all Guaranteed Obligations upon the Borrower’s failure to pay such Secured Obligations when due and payable (whether at stated maturity, by mandatory prepayment, declaration, demand, upon acceleration or otherwise) (the “Ford Sponsor Guarantee”); provided that, in no event shall Ford’s aggregate liability under the Ford Sponsor Guarantee exceed an amount equal to fifty percent (50%) of the aggregate amount of the Guaranteed Obligations; provided further that, Ford shall be liable under the Ford Sponsor Guarantee for the full amount owed pursuant to Section 3.03(b)(ii) (Unconditional Obligations), but solely to the extent attributable to the enforcement by the Secured Parties of the Ford Sponsor Guarantee.
(b)[*] hereby jointly and severally absolutely, unconditionally and irrevocably guarantees, as primary obligor and not as surety, to the Secured Parties, the full and prompt payment of all Guaranteed Obligations upon the Borrower’s failure to pay such Secured Obligations when due and payable (whether at stated maturity, by mandatory prepayment, declaration, demand, upon acceleration or otherwise) (the “SK Sponsor Guarantee”); provided that, in no event shall the SK Guarantors’ aggregate liability under the SK Sponsor Guarantee exceed an amount equal to fifty percent (50%) of the aggregate amount of the Guaranteed Obligations; provided further that, the SK Guarantors shall be liable under the SK Sponsor Guarantee for the full amount owed pursuant to Section 3.03(b)(ii), but solely to the extent attributable to the enforcement by the Secured Parties of the SK Sponsor Guarantee.

(c)As between Ford, on the one hand, and the SK Guarantors, on the other hand, the guarantee of the Guaranteed Obligations set forth in clauses (a) and (b) of this Section 3.01 are on a several, and not joint, basis.
(d)Notwithstanding anything herein to the contrary, upon Borrower’s failure to pay any Secured Obligation when due and payable (whether at stated maturity, by required prepayment, declaration, demand, upon acceleration or otherwise), and such failure to pay continues unremedied past the period allowed for cure under the terms of the Loan Agreement and, in the case of acceleration under Section 10.02(a)(i) (Remedies; Waivers) of the Loan Agreement, subject to the [*] notice period thereunder (if applicable), then (i) DOE may, or may direct the Collateral Agent to, deliver a demand letter to the Guarantors substantially in the form of Exhibit B hereto requiring each Guarantor to pay its respective share of such Guaranteed Obligations on a date (the “Demand Payment Date”) no earlier than [*] after the date of delivery of such demand and (ii) each Guarantor shall pay its respective share of such Guaranteed Obligations no later than the Demand Payment Date.
Section 3.02    Nature of Guaranty.
(a)The obligations of each Guarantor under its Sponsor Guarantee shall constitute a guaranty of payment and not of collection.
(b)Each Guarantor specifically agrees that it shall not be necessary or required that the Secured Parties exercise any right, assert any claim, or enforce any remedy whatsoever against the Borrower or, in the case of the SK Sponsor Guarantee, any other Borrower Entity, as applicable, either before or as a condition to the obligations of such Guarantor hereunder; provided that:
(i)each Guarantor shall have the benefit of and the right to assert any defenses against the claims of the Secured Parties which are available to the Borrower and which would have also been available to the Guarantor if the Guarantor had been in the same contractual position as the Borrower, other than (i) defenses arising from the insolvency, reorganization, rehabilitation or bankruptcy of the Borrower, (ii) defenses expressly waived herein, (iii) defenses arising by reason of Applicable Laws that prevent the payment by the Borrower of obligations that constitute Guaranteed Obligations and (iv) defenses previously asserted by the Borrower against such claims to the extent such defenses have been finally resolved in favor of any Secured Party by a court order, arbitral tribunal or settlement that is, in each case, no longer subject to appeal; and
(ii)in the event that (i) all Guaranteed Obligations of a Guarantor shall have been fully and finally satisfied by such Guarantor in accordance with Section 3.01(a) (Sponsor Guarantees) (with respect to Ford) and Section 3.01(b) (Sponsor Guarantees) (with respect to the SK Guarantors), in each case subject to Section 3.03(f) (Unconditional Obligations) and (ii) DOE shall have no remaining obligation to the Borrower to make any Advance under the Loan Agreement under Section 2.02(a) (Maximum Loan Amount; Availability Period) of the Loan Agreement, such Guarantor shall be released from all obligations under Article II (Equity Funding) and (other than Section 3.04 (Subrogation)) Article III (Sponsor Guarantees) of this Agreement.
(c)Notwithstanding the several nature of the Guaranteed Obligations, any Guarantor, in such Guarantor’s sole discretion, may satisfy a demand delivered pursuant to Section 3.01(d) (Sponsor Guarantees) in an amount in excess of the Ford Share or the SK Share (as applicable), subject to being reimbursed by the other Guarantor.
Section 3.03    Unconditional Obligations.
(a)The Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guaranty by the Guarantors. All dealings between any Borrower Entity and the Secured Parties shall be conclusively presumed to have been had or consummated in reliance upon this Article III (Sponsor Guarantees).

(b)(i) The obligations of each Guarantor under this Article III (Sponsor Guarantees) are independent of any other obligations of the Guarantors and any Borrower Entity under the Financing Documents, and an action may be brought and prosecuted against any Guarantor to enforce the Guaranteed Obligations hereunder, irrespective of whether any action is brought against any other Borrower Entity or whether any other Borrower Entity is joined in any such action or actions, and (ii) the applicable Guarantor shall be responsible for paying all costs and expenses (including attorney’s fees and expenses) incurred by the Secured Parties in any such enforcement of such Guarantor’s Sponsor Guarantee.
(c)Subject to Section 3.01(a) (Sponsor Guarantee) (in the case of Ford) and Section 3.01(b) (Sponsor Guarantee) (in the case of the SK Guarantors), the liability of each Guarantor hereunder shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees to waive defenses or counterclaims of any nature or description that it may now or hereafter have in any way relating to the Guaranteed Obligations, including, without limitation, defenses or counterclaims in any way relating to any or all of the following:
(i)any lack of validity or enforceability of the Guaranteed Obligations, any Financing Document or any agreement or instrument relating thereto;
(ii)any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, any Financing Document, or any of the Guaranteed Obligations, without notice or demand;
(iii)any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations (other than a defense of payment or performance);
(iv)any change or corporate restructuring of such Guarantor, any other Borrower Entity or any of their respective Subsidiaries;
(v)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any amendment, release, discharge, substitution, or waiver of any Financing Document or any of the Guaranteed Obligations;
(vi)the acceptance of any other guaranties or security for any of the Guaranteed Obligations;
(vii)the payment by any other Person of a portion, but not all, of the Guaranteed Obligations (other than a defense of payment or performance with respect to such portion of the Guaranteed Obligations);
(viii)any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or financial or other condition of any Borrower Entity now known or hereafter known by such Person;
(ix)any disability or related defense of any Borrower Entity, any other co-obligor, guarantor, insurer, or any other Person; and
(x)any action or failure to act in any manner referred to herein which may deprive the Guarantor of its rights to subrogation against any other Borrower Entity to recover full indemnity for any payments or performances made pursuant hereto or of its right to contribution against any other Person.
(d)Each Guarantor further irrevocably waives, and agrees not to assert in any suit, action or other legal proceeding relating hereto, to the fullest extent permitted by Applicable Law: (i) all defenses, counterclaims and allegations based on or arising out of any contradiction or incompatibility among the Guaranteed Obligations and any other obligation of such Guarantor or any other Borrower Entity; (ii) unless and until the Guaranteed Obligations have been performed, paid, satisfied, or discharged in full in accordance with the terms hereof, any right to enforce any remedy which any Secured Party now has or may in the future have against the Borrower or any other Borrower Entity, any other co-obligor, guarantor or insurer, or any other Person; and (iii) any benefit of, or any right to participate in, any other guarantee or insurance whatsoever now or in the future held by any Secured Party.
(e)Each Guarantor agrees that the Secured Parties’ books and records showing the account between the Secured Parties and the Borrower shall be admissible in any action or proceeding and shall be binding upon each Guarantor for the purposes of establishing the information set forth therein and constitute conclusive proof thereof, absent manifest error.
(f)The obligations of each Guarantor hereunder shall continue to be effective or be reinstated, as the case may be, if at any time (i) any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Secured Parties or any other Person upon the insolvency, bankruptcy, rehabilitation or reorganization of any Borrower Entity or otherwise, all as though such payment had not been made or (ii) any Indemnified Liability arises or any Indemnity Claim is made after a Guarantor is released pursuant to Section 3.02(b)(ii) (Nature of Guaranty), and, in any such event, each Guarantor will promptly pay to the Secured Parties or such other Person an amount equal to any such payment that has been rescinded or returned or to any Indemnified Party the amount of any Indemnity Claim. The provisions of this clause (f) will survive any release or termination of each Guarantor’s obligations under this Article III (Sponsor Guarantees) and termination of this Agreement. If and to the extent that a Guarantor makes any payment to the Secured Parties or to any other Person pursuant to or in respect of this Article III (Sponsor Guarantees), any claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior payment in full, in cash, of the Guaranteed Obligations.
(g)The obligations of each Guarantor hereunder shall not be affected by any of the following: (i) the illegality, invalidity or unenforceability of the Guaranteed Obligations, (ii) any fraudulent, illegal or improper act by the Borrower or any Borrower Entity, (iii) any other defense of the Borrower, the Guarantors or any other Person obligated to the Secured Parties as a consequence of transactions with the Borrower (other than a defense of payment or performance), or (iv) the invalidation, by operation of law or otherwise, of all or any part of the Guaranteed Obligations, including, without limitation, to any interest accruable on the Guaranteed Obligations during the pendency of any bankruptcy or receivership of the Borrower.
Section 3.04    Subrogation. Notwithstanding anything herein to the contrary, and in addition to any other rights of the Secured Parties to which any Guarantor or any of its designees may be subrogated, to the extent such Guarantor shall make or cause to be made any payment to the Secured Parties or to any other Person pursuant to or in respect of this Article III (Sponsor Guarantees), such Guarantor shall be subrogated to all rights the Secured Parties may have under the Financing Documents in respect thereof; provided that such Guarantor shall be entitled to enforce such right of subrogation only after all of the Guaranteed Obligations shall have been fully and finally satisfied. Any amount paid on account of the subrogation rights herein that is contrary to the provisions hereof shall forthwith be paid to the Collateral Agent to be credited and applied to the payment of matured Guaranteed Obligations in accordance with the terms of the Financing Documents.
Section 3.05    Waiver; Demand of Payment. Each Guarantor hereby unconditionally waives:
(a)promptness, presentment, demand of payment, protest for nonpayment or dishonor, diligence, notice of acceptance, and any other notice by the Secured Parties with respect to any of the Guaranteed Obligations (except as otherwise provided in Section 3.01(d) (Sponsor Guarantees));
(b)any requirement that the Secured Parties or any other Person protects, secures, perfects or insures any security interest or lien on any property subject thereto; and

(c)any requirement that the Secured Parties bring or prosecute a separate action, or proceed or make another demand, or enforce or exhaust any right or remedy, or mitigate any damages, or take any action, against the Borrower or any other Person or entity or any collateral.
Section 3.06    Waiver of Defenses. Subject to and without limiting the foregoing, the covenants and agreements of each Guarantor set forth herein shall be primary obligations of each Guarantor, and such obligations shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction, or defense (other than a defense of payment for performance, including as a result of compliance by each Guarantor with its obligations hereunder) based upon any claim any Guarantor, any other Borrower Entity, or any other Person may have against any other Borrower Entity, any Secured Party, or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not any Guarantor or any Secured Party shall have any knowledge or notice thereof), including, without limitation:
(a)any failure, forbearance, omission or delay on the part of any Borrower Entity or any Secured Party to conform to or comply with any term of the Financing Documents or any other instrument or agreement, or except as required pursuant to this Agreement, any failure to give notice to such Guarantor of the occurrence of a Default or Event of Default by Borrower under the Loan Agreement or any other Financing Document;
(b)any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, rehabilitation, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to any Borrower Entity or any other Person, or any of their respective properties or creditors, or any action taken by any trustee or receiver, or by any court in any such proceeding;
(c)any limitation on the liability or obligations of any Borrower Entity under the Loan Agreement, any other Financing Document or any other instrument or agreement, or any discharge, termination, cancellation, frustration, irregularity, invalidity, or unenforceability, in whole or in part, of this Agreement, any other Financing Document or any other instrument or agreement;
(d)any merger, consolidation, or amalgamation of any Borrower Entity into or with any other Person, or any sale, lease or transfer of any of the assets of any Borrower Entity to any other Person;
(e)any change in the ownership (including, without limitation, ownership of any Equity Interests) of any Borrower Entity or any change in the relationship between or among any Borrower Entity, or any termination of any such relationship;
(f)to the extent permitted by Applicable Law, any release or discharge, by operation of law or otherwise, of any Borrower Entity from the performance or observance of any obligation, covenant or agreement contained in this Agreement, the Loan Agreement, any other Financing Document, or any other instrument or agreement; or
(g)any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense, or release or discharge of the liabilities of any Guarantor, or which might otherwise limit recourse against any Guarantor.
Section 3.07    Taxes; Applicable Law.
(a)Any and all payments by each Guarantor under the Sponsor Guarantee shall be made free and clear of, and without withholding or deducting for, any and all Taxes and all liabilities with respect thereto, except to the extent required by Applicable Law. If any Guarantor shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable hereunder: (a) the sum payable shall be increased as may be necessary so that after making all such required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this

Section 3.07 (Taxes; Applicable Law)), the recipient receives an amount equal to the sum it would have received had no such withholdings or deductions been made; (b) such Guarantor shall make such withholdings or deductions; and (c) such Guarantor shall pay the full amount withheld or deducted to the relevant taxation authority or other authority on a timely basis and in accordance with all Applicable Laws.
(b)If the obligations of any Guarantor under this Article III (Sponsor Guarantees) would otherwise be rendered to be subject to avoidance or subordination under Debtor Relief Laws or any comparable provisions of any Applicable Law on account of the amount of its liability under this Section 3.07 (Taxes; Applicable Law) (including amounts owed under this Agreement and the other Financing Documents), then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by any Guarantor, any Secured Party, or any other Person, be automatically limited and reduced to the highest amount.
Section 3.08    Release. Each Sponsor Guarantee is continuous and, subject to Section 3.03(f) (Unconditional Obligations), shall terminate on the Release Date.
Section 3.09    No Setoff. No setoff, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (other than a defense of payment or performance, including as a result of payment or performance by the Guarantors of the Guaranteed Obligations hereunder) which any Guarantor or any Borrower Entity may have or assert against any Secured Party shall be available hereunder to, or shall be asserted by, any Guarantor against any Secured Party in any action arising out of the transactions contemplated hereby, or out of any of the documents or instruments referred to herein.
Article IV
RETENTION OF EQUITY INTERESTS
Section 4.01    Prohibition on Transfers of Equity Interests.
(a)No Sponsor Entity shall suffer or permit the Borrower to issue any of its Equity Interests to any Person unless such issuance is to a Direct Shareholder and permitted by the Financing Documents, and provided that, immediately after such issuance each Direct Shareholder shall own directly fifty percent (50%) of the Equity Interests of the Borrower.
(b)Ford shall not (a) make or suffer or permit to occur any Transfer of any Equity Interests owned by Ford in the Borrower or (b) suffer or permit the Borrower to issue any of its Equity Interests to any Person other than a Direct Shareholder, in each case, unless after such Transfer or issuance each Direct Shareholder owns directly fifty percent (50%) of the Equity Interests of the Borrower, respectively.
[*]
(c)Each Sponsor Entity shall notify DOE promptly upon receipt of any request to register or record any issuance or Transfer of Equity Interests in the Borrower, SKBA or SKO, as applicable, or any other transaction in respect of such Equity Interests, together with the details of such request, to the extent that such Transfer or other transaction would be inconsistent with the provisions of this Article IV (Retention of Equity Interests).
Section 4.02    Effect of Prohibited Transfers.
(a)Any (i) Transfer attempted in violation of this Agreement or (ii) change in ownership and/or Control that would, if consummated, constitute a Change of Control, shall, in either case, be an Event of Default. Each Sponsor Entity agrees that any proposed Transfer and/or change in ownership and/or Control that would, if consummated, breach the provisions of this Article IV (Retention of Equity Interests) and/or constitute a Change of Control shall, in either case, cause irreparable injury to the interests of the Secured Parties for which monetary damages (or other remedies at law) are inadequate in view of the complexities and uncertainties in measuring the actual damages that would be sustained by reason of such party’s noncompliance and the uniqueness of the Borrower’s business and the relationship among the parties hereto. Accordingly, the parties hereto agree that DOE may enforce, including without limitation, the provisions of this Article IV (Retention of Equity Interests) by specific performance or injunctive relief.
(b)Each Sponsor Entity hereby irrevocably waives, to the extent that it may do so under Applicable Law, any defense based on the adequacy of a remedy at law or in equity that may be asserted as a bar to the remedy of specific performance in any action brought against it for specific performance of the obligation of any Sponsor Entity to retain its Equity Interests in the Borrower, SKBA or SKO, as applicable, under this Agreement by DOE, any other Secured Party, any other Sponsor Entity, or the Borrower, or for any of their benefit by a receiver, custodian, or trustee appointed for the Borrower, SKBA or SKO, as applicable, or in respect of all or a substantial part of the assets of Borrower, SKBA, or SKO, as applicable, under the bankruptcy, insolvency, rehabilitation or similar laws of any jurisdiction to which the Borrower, SKBA, or SKO, as applicable, or its respective assets are subject.
Section 4.03    Issuance of Equity Interests. Notwithstanding anything to the contrary in this Agreement, the Sponsors may, from time to time, directly or indirectly through the Direct Shareholders, issue Equity Interests in the Borrower to the Direct Shareholders in accordance with, and as permitted by, the Borrower’s Organizational Documents and the Financing Documents in connection with any Equity Contribution made by the Sponsors in accordance with Section 2.04 (Method of Contribution).
Section 4.04    Notification of Transfer Restrictions. The restrictions imposed under this Article IV (Retention of Equity Interests) shall be recorded in the stock ledger of the Borrower and SKBA, as applicable, and noted on the Equity Interest certificates issued by the Borrower to the Direct Shareholders. (a) The Borrower shall cause the registration in the stock ledger of the Borrower of the Equity Interests in the Direct Shareholder’ names, (b) SKBA shall cause the registration in the stock ledger of SKBA of the Equity Interests in SKO’s name and (c) if applicable, each Equity Interest certificate issued by the Borrower or SKBA, or any certificate issued in exchange or replacement therefor, is to bear a legend reasonably determined by DOE to evidence the transfer restrictions imposed under this Article IV (Retention of Equity Interests) and such other terms and conditions of this Agreement that DOE deems advisable.
Article V
RESTRICTED PAYMENTS
(a)The Sponsor Entities shall cause the Borrower not to make any payment in violation of Section 9.04 (Restricted Payments) of the Loan Agreement, except as permitted under the Financing Documents.
(b)If any Sponsor Entity receives a payment or distribution from the Borrower to which it is not entitled because such payment was not permitted by the Financing Documents (including the provisions of Article IX (Subordination)), then such Sponsor Entity shall (i) hold such payment or distribution (or an amount equal thereto) as depository for the benefit of the Secured Parties (ii) promptly notify the Collateral Agent in writing of the receipt of such payment or distribution; and (iii) promptly pay the amount of such payment or distribution to the Collateral Agent or, if the Collateral Agent so elects, to DOE, to hold for the account of the Secured Parties. Upon any receipt thereof, DOE shall, or shall cause the Collateral Agent to, deposit the proceeds of any such payment or distribution into the Operations Account to be applied in accordance with the Accounts Agreement.
(c)If any Sponsor Entity obtains knowledge that any of its Affiliates has received a payment from the Borrower to which such Person is not entitled pursuant to the terms hereof or the other Financing Documents, then such Sponsor Entity shall cause such Affiliate to hold such payment (or an amount equal thereto) as depository for the benefit of the Secured Parties and deliver the same to DOE (or otherwise as DOE may direct) upon written demand therefor by DOE or the Collateral Agent acting at the instruction of DOE. Upon any receipt thereof, DOE shall, or shall cause the Collateral Agent to, deposit the proceeds of any such payment into the Operations Account to be applied in accordance with the Accounts Agreement.
Article VI
REPRESENTATIONS AND WARRANTIES
To induce DOE to enter into the Loan Agreement and to arrange for FFB to purchase the Note and offer extensions of credit thereunder, each Sponsor Entity hereby makes the representations and warranties contained in this Article VI (Representations and Warranties) hereto solely with respect to itself and, in the case of each SK Entity, with respect to the other SK Entities, in favor of the Secured Parties as of the date hereof.
Section 6.01    Sponsor Entity Specific Representations and Warranties.
(a)Ford makes each of the representations and warranties contained in Part I of Schedule D (Sponsor Entity Specific Representations and Warranties).
(b)Each SK Entity makes each of the representations and warranties contained in [*] (Sponsor Entity Specific Representations and Warranties).
Section 6.02    Equity Interests.
(a)Each of Ford and SKBA directly owns fifty percent (50%) of the Equity Interests of the Borrower.
[*]
(b)Except for the Sponsor Entities and [*], no other Person beneficially owns ten percent (10%) or more of the Equity Interests of the Borrower.
Section 6.03    Sponsor Entity Required Approvals. Each Sponsor Entity (a) has all the required approvals to perform its obligations and exercise its rights under the Sponsor Transaction Documents to which it is party, and as is otherwise necessary to ensure the validity and enforceability of the Sponsor Transaction Documents to which it is a party (other than, in the case of any Major Project Document to which such Sponsor Entity is party, (i) those that are of a routine nature and obtainable in the ordinary course of business or (ii) those that have been validly issued and obtained and are in full force and effect and are not the subject of an appeal or judicial or other review by any Governmental Authority) (collectively, the “Sponsor Entity Required Approvals”) including those Sponsor Entity Required Approvals set forth in Schedule A (Sponsor Entity Required Approvals), and (b) is in compliance in all material respects with all Sponsor Entity Required Approvals that have been obtained by, or are otherwise applicable to, itself.
Section 6.04    Litigation, Labor Disputes in respect of the Project. Except as otherwise disclosed to, and expressly waived in writing by, DOE, there are no Adverse Proceedings pending or, to each Sponsor Entity’s Knowledge, threatened in writing, that, if determined adversely, would adversely affect:
(a)the legality, validity, or enforceability of any Financing Document or, in any material respect, any Major Project Document;
(b)in any material respect, the Project, any transaction contemplated by any Financing Document or, in any material respect, any Major Project Document; or
(c)any Sponsor Entity that either individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect.

Section 6.05    Tax.
(a)No withholding Taxes are payable by any Sponsor Entity to any Governmental Authority in connection with any amounts payable by any Sponsor Entity under or in respect of the Financing Documents.
(b)Each Sponsor Entity acknowledges and agrees that the Loan extended pursuant to the Loan Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, shall not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of the Project or any part thereof under the Code.
Section 6.06    Intellectual Property.
(a)Intellectual Property; General.
(i)For each representation and warranty in this Section 6.06 that refers to a Sponsor Entity, individually or collectively, Ford makes such representation and/or warranty solely for itself and with respect to any Project IP or technology owned or controlled, licensed or made available to Borrower, or required to be licensed or made available to Borrower, by Ford, or any Project IP Agreement to which Ford is a party. Ford makes no representations and warranties with respect to Project IP or technology owned or controlled, licensed or made available to Borrower, or required to be licensed or made available to Borrower, by an SK Entity, or any Project IP Agreement to which an SK Entity is a party.
(ii)For each representation and warranty in this Section 6.06 that refers to a Sponsor Entity, individually or collectively, the SK Entities make such representation and/or warranty solely for the SK Entities and with respect to any Project IP or technology owned or controlled, licensed or made available to Borrower, or required to be licensed or made available to Borrower, by an SK Entity, or any Project IP Agreement to which an SK Entity is a party. The SK Entities make no representations and warranties with respect to Project IP or technology owned or controlled, licensed or made available to Borrower, or required to be licensed or made available to Borrower, by Ford, or any Project IP Agreement to which Ford is a party.
(iii)As applicable, at the relevant time, each Sponsor Entity exclusively owns, or has a valid and enforceable license or right to use, all Project IP and all other technology necessary for it (to the extent required of the Sponsor Entity), or that it sublicenses or otherwise makes available to the Borrower, to: (A) develop, design, engineer, procure, construct, startup, commission, operate, use and maintain the Project; (B) complete the activities designated to be completed in the relevant Facility, or to achieve Facility Completion for each Facility, and (C) exercise its rights and perform its obligations under the Major Project Documents. The foregoing is not intended to be a representation or warranty regarding the absence of infringement, misappropriation or other violation of Intellectual Property, which is addressed in Section 6.06(b) (Infringement; No Adverse Proceedings). All Project IP owned or purported to be owned by any Sponsor Entity is valid, subsisting and, to the applicable Sponsor Entity’s Knowledge, enforceable.
(iv)To each Sponsor Entity’s Knowledge, no Sponsor Entity is in material breach of or default under any Project IP Agreement binding on such Sponsor Entity. There are no facts or circumstances that, to each Sponsor Entity’s Knowledge, would be reasonably expected (after the giving of notice, the lapse of time, or both) to give rise to any revocation or termination of any Project IP Agreement, or the Borrower’s rights or licenses to Project IP thereunder.
(v)Each Sponsor Entity’s right, title and interest in and to the Project IP owned by such Sponsor Entity is free and clear of all Liens, except for (A) in the case of the SK Entities, SK Permitted Liens and (B) in the case of Ford, Ford Permitted Liens.

(b)Infringement; No Adverse Proceedings.
(i)To each Sponsor Entity’s Knowledge, and except as could reasonably be expected to have a Material Adverse Effect, none of the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project by any of the Sponsor Entities infringes upon, misappropriates or otherwise violates the Intellectual Property of any Person.
(ii)Except as could reasonably be expected to have a Material Adverse Effect, there is no Adverse Proceeding pending to which any Sponsor Entity is a party, and no Adverse Proceeding threatened in writing and no written objection (including any demand to take a license to Intellectual Property) against any Sponsor Entity, (A) alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person: (1) by any Sponsor Entity or (2) with respect to the development, design, engineering, procurement, construction, starting up, commissioning, ownership, use or maintenance of the Project, or (B) challenging the validity, enforceability, ownership or use of any Project IP (1) owned by any Sponsor Entity and used in the development, design, engineering, procurement, construction, starting up, commissioning, ownership, use or maintenance of the Project, or (2) sublicensed by any Sponsor Entity to the Borrower. Except as could reasonably be expected to have a Material Adverse Effect, there are no facts or circumstances known to any Sponsor Entity that would be reasonably expected to give rise to any such Adverse Proceeding.
(iii)To each Sponsor Entity’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Project IP owned by any of the Sponsor Entities in a manner that is materially adverse to (A) the development, design, engineering, procurement, construction, startup, commissioning, operation or maintenance of the Project, (B) completion of the activities designated to be completed in the relevant Facility, or to achieve Facility Completion of each Facility, as applicable, or (C) the exercise of any Sponsor Entity’s rights or performance of its obligations under the applicable provisions of the Major Project Documents. Except as could reasonably be expected to have a Material Adverse Effect, there is no Adverse Proceeding pending to which any Sponsor Entity is a party, or threatened in writing by any Sponsor Entity, alleging any of the foregoing.
(c)Information Technology; Cyber Security.
(i)The information technology (including data communications systems, equipment and devices) that any Sponsor Entity uses in connection with the Project, or sublicenses or otherwise makes available to the Borrower, (“Sponsor IT System”) operates and performs in all material respects in a manner sufficient (A) to permit the Sponsor Entities to develop, design, engineer, procure, construct, startup, commission, operate and maintain the Project, (B) to complete the activities designated to be completed in each Facility, or to achieve Facility Completion for each Facility, or (C) to exercise any Sponsor Entity’s rights and perform its obligations under the applicable provisions of the Major Project Documents, as applicable.
(ii)The Sponsor Entities have implemented and maintained, and have caused each Major Project Participant who is an Affiliate of any Sponsor Entity (as applicable) to implement and maintain, in connection with the Project, commercially reasonable privacy, information security, cyber security, disaster recovery, business continuity, data backup and incident response plans, policies and procedures consistent with industry standards (including reasonable and appropriate administrative, technical and physical safeguards) designed to protect: (A) Sensitive Information from any unauthorized, accidental, or unlawful Processing or loss; (B) each Sponsor IT System from any unauthorized or unlawful access, acquisition, use, control, disruption, destruction, or modification; and (C) the integrity, security and availability of the Sensitive Information and Sponsor IT Systems.
(iii)None of the Sponsor Entities, or to any Sponsor Entity’s Knowledge, any Person that Processes Sensitive Information on behalf of any Sponsor Entity in connection with the Project, has suffered any data breaches or other incidents that have resulted in (A) any unauthorized Processing of any Sensitive Information or (B) any unauthorized access to or acquisition, use, control or disruption of or any corruption of any of the Sponsor IT Systems.
(iv)The Sponsor Entities are in material compliance with (A) all applicable Data Protection Laws and (B) their respective contractual obligations and all binding privacy notices and policies related to the Processing of Sensitive Information in connection with the Project.
(v)In the past five (5) years no Sponsor Entity has received (A) any written claims related to any unauthorized Processing (including any ransomware incident), or any loss, theft, corruption or other misuse of any Personal Information Processed by such Sponsor Entity in connection with the Project or (B) any written notice (including by any Governmental Authority) of any claims, investigations, or alleged violations relating to any Personal Information Processed by such Sponsor Entity that could reasonably be expected to adversely impact the Project.
Section 6.07    Certain Events. No Sponsor Entity Default has occurred.
Section 6.08    No Amendments to Transaction Documents. None of the Sponsor Transaction Documents to which such Sponsor Entity is a party has been amended, modified, or terminated, except in accordance with or as permitted by this Agreement or the other Financing Documents or as disclosed to DOE and consented to in writing by DOE.
Section 6.09    Compliance with Applicable Laws; Program Requirements. Each Sponsor Entity:
(a) in respect of the Project, is, and has conducted its business, operations, assets, equipment, property, leaseholds, and other facilities, in compliance with all Applicable Laws in all material respects and
(b)is in compliance with all Program Requirements applicable to such Sponsor Entity in connection with the Project.
Section 6.10    Sanctions and Anti-Money Laundering Laws.
(a)None of the Sponsor Entities or any of their respective directors, officers or, to such Sponsor Entity’s Knowledge, employees or agents is a Prohibited Person, and each Sponsor Entity and their respective directors, officers and, to such Sponsor Entity’s Knowledge, employees and agents (acting solely in their capacity as such) is, and for the last five (5) years has been, in compliance with all Sanctions.
(b)None of the Collateral is owned, traded or used, directly or, to any Sponsor Entity’s Knowledge, indirectly, by a Prohibited Person or is located or organized in a Prohibited Jurisdiction.
(c)Each Sponsor Entity and, their respective directors, officers and, to such Sponsor Entity’s Knowledge, employees or agents (acting solely in their capacity as such) is, and for the last five (5) years has been, in compliance with all applicable Anti-Money Laundering Laws.
(d)There are no Adverse Proceedings pending or, to any Sponsor Entity’s Knowledge, threatened, against or affecting such Sponsor Entity or its respective directors, officers, employees or agents regarding any actual or alleged non-compliance with any Sanctions or Anti-Money Laundering Laws.
(e)Each Sponsor Entity has implemented and maintained policies and procedures reasonably designed to promote compliance with all applicable International Compliance Directives and Anti-Money Laundering Laws.

Section 6.11    Lobbying Restriction. Each Sponsor Entity is in compliance with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower, such Sponsor Entity or any Controlled Affiliate of the Borrower or such Sponsor Entity to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).
Section 6.12    Federal Funding. No application has been delivered by any Sponsor Entity to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to the Project other than the Loan.
Section 6.13    No Federal Debt Delinquency.
(a)There is no judgment Lien against any Sponsor Entity’s Property for a debt owed to the United States.
(b)There is no Indebtedness of any Sponsor Entity (other than Indebtedness under the Code) owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), including any Tax liabilities, except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.
Section 6.14    Sufficient Funds. The remaining Loan Commitment Amount, the remaining Additional Capital Commitment, any Unrestricted Cash of the Borrower (including as a result of direct payments or production tax credits pursuant to the Inflation Reduction Act of 2022 or revenue from the sale of such tax credits), the remaining amount of all funded and unfunded committed State Grants, and, with respect to any date on which this representation is made which is an Advance Date, the amount of the requested Advance, are, collectively, sufficient to pay all remaining Project Costs (including reasonable expected Cost Overruns) in accordance with the Construction Budget and Project Schedule then in effect and achieve Facility Completion for each Facility by the relevant Facility Completion Longstop Date.
Section 6.15    No Immunity. No Sponsor Entity nor any of its assets is entitled to immunity in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Sponsor Transaction Document.
Section 6.16    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Sponsor Transaction Documents to which any Sponsor Entity is a party nor the performance of any actions required hereunder or thereunder is being undertaken by any Sponsor Entity with or as a result of any actual intent by any Sponsor Entity to hinder, delay, or defraud any entity to which any Sponsor Entity is now or will hereafter become indebted.
Section 6.17    Disclosure.
(a)The statements and information contained in the Financing Documents about the Project, taken together with all documents, reports, or other written information about the Project that have been furnished by or on behalf of any Sponsor Entity to DOE or any Secured Party Advisor from time to time, are, taken as a whole, true and correct in all material respects and, taken as a whole, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading at the time they were made.
(b)There is no fact that has not been disclosed to DOE in writing that could reasonably be expected to be material to DOE’s decision to enter into this Agreement or the transactions contemplated hereby or authorize any Advance or that could otherwise reasonably be expected to have a Material Adverse Effect.

(c)There are no documents or agreements that have not been furnished or disclosed to DOE in writing that are material in the context of the Transaction Documents that have the effect of varying any of the Transaction Documents or that otherwise could reasonably be expected to materially and adversely alter or affect the Project.
Section 6.18    Sufficiency of Project Documents.
(a)DOE has received a true, complete, and correct copy of each Major Project Document to which any Sponsor Entity is a party (including all exhibits, schedules, protocols, and side letters referred to therein or delivered pursuant thereto, if any, and all amendments, modifications, additions, and waivers thereto or thereof). Each Sponsor Entity acknowledges that no Major Project Documents to which such Sponsor Entity is a party may be amended or modified, except in accordance with the Loan Agreement.
(b)Each Major Project Document to which any Sponsor Entity is a party is in full force and effect unless such Major Project Document has been terminated in accordance with its terms.
Section 6.19    Fees and Enforcement. Other than amounts that have been paid in full or with respect to which arrangements satisfactory to DOE have been made, no fees or Taxes, including documentary, stamp, transaction, registration, or similar Taxes, are required to have been paid to ensure the legality, validity, enforceability, priority, or admissibility into evidence in applicable jurisdictions of any Sponsor Transaction Document to which such Sponsor Entity is a party.
Section 6.20    Anti-Corruption Laws.
(a)Each Sponsor Entity and their respective directors, officers and, to such Sponsor Entity’s Knowledge, employees and agents are, and for the last five (5) years have been, in compliance with all applicable Anti-Corruption Laws, in the case of each director, officer, employee or agent, solely in his or her capacity as a director, officer, employee or agent respectively.
(b)There are no Adverse Proceedings pending or, to a Sponsor Entity’s Knowledge, threatened against or affecting such Sponsor Entity or its respective directors, officers, employees or agents regarding any actual or alleged non-compliance with any applicable Anti-Corruption Laws, in the case of each director, officer, employee or agent, solely in his or her capacity as a director, officer, employee or agent respectively.
(c)No Sponsor Entity or their respective directors, officers or, to such Sponsor Entity’s Knowledge, employees or agents (in each case, solely in his or her capacity as a director, officer, employee or agent) has, in the last five (5) years, made, offered, or promised to make, provided or paid any unlawful contributions, entertainment or anything of value to any local or foreign official, foreign political party or party official, any candidate for foreign political office or any other Person:
(i)in order to influence any act or decision of any foreign official, foreign political party, party official, or candidate for foreign political office in his or her official capacity, including a decision to fail to perform his or her official functions;
(ii)to secure an unlawful or improper advantage; or
(iii)with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any of its Affiliates or to any other Person, in violation of any applicable Anti-Corruption Laws.

Article VII
COVENANTS
Each Sponsor Entity covenants and agrees solely with respect to itself [*] for the benefit of the Secured Parties that, unless otherwise agreed in writing with DOE, and until the Release Date:
Section 7.01    Sponsor Entity Specific Affirmative Covenants Each Sponsor Entity shall observe and comply with each of the covenants set forth in (a) in the case of Ford, Part I-A of Schedule E (Sponsor Entity Specific Covenants) and (b) in the case of each SK Entity [*].
Section 7.02    Other Information. Promptly upon request, at its own expense, each Sponsor Entity shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by facsimile or email transmission, with a reproduction of the signatures where required, such information or documents relating to the Project as DOE reasonably requests; provided that, Ford and SK Innovation shall not be required to provide any such other information or documents that would (i) in such Sponsor’s reasonable discretion, constitute a waiver of attorney client privilege, (ii) violate any Requirements of Law or (iii) cause any of the Sponsor Entities to breach any contract.
Section 7.03    Performance of Obligations. Each Sponsor Entity shall:
(a)perform and observe, in all material respects, all of its covenants and obligations contained in any Major Project Document to which it is party;
(b)perform and observe all of its covenants and obligation contained in any Project Document (other than any Major Project Document) to which it is party (except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect);
(c)perform and observe all of its covenants and obligations contained in any Financing Document;
(d)take all reasonable and necessary action to prevent the termination, suspension, or cancellation of any Financing Document or Project Document to which it is party (except with respect to any Project Document that is not a Major Project Document, to the extent that the failure to do so could not reasonably be expected to have Material Adverse Effect), except for (i) the expiration of any Financing Document or any Project Document in accordance with its terms and not as a result of a breach or default thereunder by such Sponsor Entity and (ii) the termination or cancellation of any Project Document that such Sponsor Entity replaces as permitted or required under the Transaction Documents; and
(e)use its commercially reasonable efforts to cause the Borrower to enforce each material covenant or obligation under each Major Project Document against the relevant Major Project Participant party thereto.
Section 7.04    Books, Records, and Inspections; Accounting and Auditing Matters.
(a)Subject to each Sponsor Entity’s protection of confidential information and Trade Secrets described in Section 7.17(b) (Protection of Project IP), each Sponsor Entity shall in respect of the Project:
(i)keep proper records and books of account in which entries in accordance with the Designated Standard and all Applicable Laws are made in respect of all dealing and transactions relating to the business and activities of itself;

(ii)maintain adequate internal controls, reporting systems, Sponsor IT Systems, and cost control systems that are designed to promote the satisfaction of its obligations under the Financing Documents to which it is a party and for:
(A)overseeing its financial operations, including its cash management, accounting, and financial reporting;
(B)overseeing its relationship with DOE and each Borrower Entity’s accountant; and
(C)compliance with securities, corporate, and other Applicable Law regarding adoption of a code of ethics and auditor independence.
(b)The Sponsor Entities shall [*]:
(i)consult and cooperate with Secured Parties and the Secured Party Advisors regarding the Project upon DOE’s reasonable request; and
(ii)make available all information related to the Project, including all patents, technology, and proprietary rights owned or controlled by, or licensed to, it, solely to the extent related to the Project, and utilized in the development, design, engineering, procurement, construction, starting up, commissioning, operation, or maintenance of the Project, as may be reasonably necessary in order to determine the technical progress, soundness of financial condition, management stability, compliance with Environmental Law, adequacy of health and safety conditions, and all other matters with respect to the Project.
Section 7.05    Compliance with Applicable Laws. Each Sponsor Entity shall:
(a)in respect of the Project, comply with, and conduct its business, operations, assets, equipment, property, leaseholds, and other facilities in compliance with, all Applicable Law in all material respects;
(b)comply with all applicable requirements of all Anti-Money Laundering Laws, and maintain policies and procedures to comply with Anti-Money Laundering Laws and operating and credit policies and procedures to ensure, inter alia, proper credit, risk and conflicts of interest management; and
(c)procure all Sponsor Entity Required Approvals at or prior to such time as they are required or necessary, and maintain and comply with all Sponsor Entity Required Approvals in all material respects.
Section 7.06    Compliance with Debarment Regulations. Each Sponsor Entity shall provide prompt written notice (including a brief description) to DOE if at any time it learns that the representations made by it with respect to Debarment Regulations, if any, were erroneous when made or have become erroneous by reason of changed circumstances.
Section 7.07    Public Statements. Each Sponsor Entity shall use commercially reasonable efforts to coordinate all public statements regarding the Project with DOE; provided that this covenant shall not apply to advertisements and shall not restrict announcements by any Sponsor Entity regarding electric vehicles or the component parts thereof that:
(a)do not involve the Project or the financing thereof by DOE;
(b)are required by Applicable Law or national stock exchange rules; or
(c)are routinely made to Governmental Authorities.
Section 7.08    Compliance with Program Requirements. Each Sponsor Entity shall comply with all Program Requirements applicable to it in connection with the Project.

Section 7.09    Lobbying Requirements. Each Sponsor Entity shall comply with all requirements of 31 U.S.C. § 1352, as amended, including the requirement that no proceeds of any Advance be expended by Borrower or any of its Affiliates to pay any Person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Loan or any other action described in 31 U.S.C. § 1352(a)(2).
Section 7.10    Proper Legal Form. Each Sponsor Entity shall take all action reasonably required by Applicable Law or, in the reasonable opinion of DOE, advisable, to ensure that each Sponsor Transaction Document to which it is a party remains in full force and effect and in proper legal form for the enforcement thereof against it in the jurisdiction applicable to the performance of its obligations thereunder.
Section 7.11    [Reserved].
Section 7.12    Tax, Duties, Expenses, and Liabilities. Each Sponsor Entity shall pay or cause to be paid on or before the date payment is due all Taxes (including stamp taxes), duties, fees, Secured Party Expenses, or other charges payable on or in connection with the execution, issue, delivery, registration, or notarization, or for the legality, validity, or enforceability, of the Sponsor Transaction Documents (other than those Taxes that it is contesting in accordance with the Permitted Contest Conditions); provided that such Sponsor Entity shall promptly pay any valid, final judgment rendered upon the conclusion of any relevant Adverse Proceeding enforcing any Tax and cause it to be satisfied of record.
Section 7.13    Know Your Customer Information. Each Sponsor Entity shall provide DOE with any information reasonably requested by DOE under or in connection with International Compliance Directives and Anti-Money Laundering Laws.
Section 7.14    SAM Registration. Each Sponsor Entity shall use commercially reasonable efforts to cause Borrower to maintain its SAM database registration at all times.
Section 7.15    Prohibited Persons.
(a)If any Principal Person of a Sponsor Entity becomes (whether through a transfer or otherwise) a Prohibited Person, such Sponsor Entity shall remove and replace such Principal Person with a Person that is not a Prohibited Person within thirty (30) days from the date that such Sponsor Entity obtained Knowledge such Principal Person became a Prohibited Person; provided, that if such Sponsor Entity reasonably determines that it can, following any such removal, continue to operate its business as it had without making a replacement, then no such replacement shall be required. Such Sponsor Entity shall provide written notice to DOE (with a copy to the Collateral Agent) as soon as practicable from the date that such Sponsor Entity obtained Knowledge that any Principal Person of such Sponsor Entity has become a Prohibited Person (such notice, a “Prohibited Person Notice”). As part of such Prohibited Person Notice, or in a subsequent written communication provided to DOE (with a copy to the Collateral Agent) no later than five (5) Business Days after such Sponsor Entity’s provision of the Prohibited Person Notice, such Sponsor Entity shall: (i) (A) identify and propose a reasonable replacement that is not a Prohibited Person for such Principal Person and (B) certify that the replacement proposed under clause (i)(A) is not a Prohibited Person at the time of delivery of such Prohibited Person Notice, or (ii) certify it has reasonably concluded no replacement is required (and the bases for such conclusion, including any proposed re-assignment of roles and/or responsibilities).
(b)In the event such Sponsor Entity does not replace such Principal Person with a Person that is not a Prohibited Person within thirty (30) days from the date that such Sponsor Entity obtained Knowledge such Principal Person became a Prohibited Person, such Sponsor Entity shall not be considered to have breached Section 7.15(a) (Prohibited Persons) if, on a timely basis: (i) such Sponsor Entity submitted timely the Prohibited Person Notice to DOE; and (ii) such Sponsor Entity submitted to DOE a timely written certification of its conclusion no replacement is required, in accordance with Section 7.15(a) (Prohibited Persons). Such Sponsor Entity shall not remove such Principal Person, and shall not be deemed to be in breach of such removal or replacement by such Sponsor Entity pursuant to

Section 7.15(a) (Prohibited Persons) for failing to remove such Principal Person in accordance with Section 7.15(a) (Prohibited Persons), if removal would be prohibited by applicable Sanctions or otherwise not authorized by OFAC; in such case, such Sponsor Entity shall submit and implement a mitigation plan with respect to such Prohibited Person in form and substance satisfactory to DOE (with a copy to the Collateral Agent).
(c)The internal management and accounting practices and controls of each Sponsor Entity shall at all times be (x) reasonably designed to ensure that each Sponsor Entity and each Principal Person thereof: (i) does not become a Prohibited Person; and (ii) complies with all applicable International Compliance Directives and (y) implemented and maintained. For the purposes of Section 7.15(a) (Prohibited Persons), each Sponsor Entity shall review the status of each Principal Person of such Sponsor Entity quarterly, including by screening each such Principal Person against any applicable Sanctions lists and confirming the residence of each such Principal Person.
Section 7.16    International Compliance Directives.
(a)Each Sponsor Entity shall comply with all International Compliance Directives.
(b)If a Sponsor Entity determines that any Principal Person of a Sponsor Entity is in violation of any International Compliance Directive, such Sponsor Entity shall (i) as soon as practicable from the date that such Sponsor Entity obtained Knowledge of such violation provide written notice to DOE (with a copy to the Collateral Agent) (such notice, “IC Violation Notice”), (ii) engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Person, and (iii) if such Sponsor Entity reasonably determines that, following removal of such Principal Person, making a replacement would not be required to ensure continued operation of such Sponsor Entity’s business as conducted at that time or such removal or replacement is not reasonably feasible, implement other mitigation measures acceptable to DOE.
Section 7.17    Intellectual Property.
(a)Acquisition and Maintenance of Project IP. Each Sponsor Entity shall acquire and at all times maintain ownership of, or obtain and maintain rights to use, all Intellectual Property that (i) such Sponsor Entity uses to develop, design, engineer, procure, construct, startup, commission, own, operate and maintain the Project and to complete the activities designated to be completed by such Sponsor Entity in the relevant Facility, or to achieve Facility Completion of each Facility, as applicable, (ii) such Sponsor Entity sublicenses or otherwise makes available to the Borrower or (iii) with respect to the other Borrower Entities, is necessary to exercise their respective rights and perform their respective obligations under the applicable provisions of the Transaction Documents; it being understood and agreed that the foregoing covenant to maintain ownership of such Intellectual Property is not intended to limit any Sponsor Entity’s ability to assign or otherwise transfer any right, title or interest in any Project IP pursuant to Section 8.07 (Intellectual Property).
(b)Protection of Project IP. Each Sponsor Entity shall take commercially reasonable steps to: (i) protect, enforce, preserve and maintain its rights, title or interests in and to the Project IP, owned or controlled by it, including (A) preserving its rights to grant sublicenses under the Project IP Agreements, and (B) maintaining and pursuing any application, registration or issuance for Project IP owned by it which it, in its reasonable business judgment, believes should be maintained and pursued; (ii) protect the secrecy and confidentiality of all confidential information and Trade Secrets included in the Project IP, or with respect to which it has any confidentiality obligation in connection with the Project, including by requiring all current and former employees, consultants, licensees, vendors, customers and contractors to execute appropriate confidentiality agreements; and (iii) comply in all material respects with the terms and conditions of the Project IP Agreements and any other agreement granting a license to material Intellectual Property used in the Project. If (A) any Project IP owned by any Sponsor Entity, or licensed by it under any Project IP Agreement, becomes, as applicable (I) abandoned, lapsed, dedicated to the public or placed in the public domain, (II) invalid or unenforceable, or (III) subject to any adverse action or proceeding before any intellectual property office or registrar; and (B) the foregoing, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, then, after such Sponsor Entity obtains Knowledge thereof, it shall notify, or shall cause the relevant Borrower Entity to notify, DOE thereof in accordance with Section 8.03(g) (Notices) of the Loan Agreement.
(c)Protection Against Infringement. In the event that a Sponsor Entity has Knowledge of any breach or violation of any of the terms or conditions of any Project IP Agreement or that any material Project IP owned by it or any Borrower Entity is infringed, misappropriated or otherwise violated by any Person, such Sponsor Entity shall (i) take actions or inactions that are, in its reasonable judgment, appropriate under the circumstances (taking into account Applicable Law with respect to such infringement, misappropriation or other violation), and protect its and the other Borrower Entities’ rights in such Project IP, and (ii) after it obtains Knowledge of such infringement, misappropriation or other violation, notify, or shall cause the relevant Borrower Entity to notify, DOE thereof in accordance with Section 8.03(g) (Notices) of the Loan Agreement.
(d)Notice of Sponsor’s Alleged Infringement. In the event that a Sponsor Entity has Knowledge of any material Adverse Proceeding in which it is alleged that it, any Borrower Entity, their respective businesses, or the development, design, engineering, procurement, construction, starting up, commissioning, ownership, operation, use or maintenance of the Project, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, such Sponsor Entity shall, or shall cause the relevant Borrower Entity to (i) take or omit such actions that are, in its reasonable business judgment, appropriate under the circumstances to avoid or avert a Material Adverse Effect, and (ii) after it obtains Knowledge thereof, report, or shall cause the relevant Borrower Entity to report, such notice or communication relating thereto to DOE in accordance with Section 8.03(k) (Notices) of the Loan Agreement.
(e)License Grant. [*].
(f)Source Code Escrow. [*].
(g)[*]
Section 7.18    State Incentives.
[*]
Article VIII
NEGATIVE COVENANTS
Each Sponsor Entity, as applicable, solely for itself and its Controlled Affiliates, covenants and agrees for the benefit of the Secured Parties that, unless otherwise agreed in writing with DOE, and until the Release Date:
Section 8.01    Sponsor Entity Specific Negative Covenants Each Sponsor Entity shall observe and comply with each of the covenants set forth in (a) in the case of Ford, Part II-A of Schedule E (Sponsor Entity Specific Covenants) and (b) in the case of each SK Entity [*].
Section 8.02    Restrictions on Transfer. Each Sponsor Entity shall not permit any Change of Control to occur.
Section 8.03    Liens. No Sponsor Entity shall, and each Sponsor Entity shall not agree to, create, assume, or otherwise permit to exist any Lien upon any Equity Interests of the Borrower, other than (a) any restriction on transfer of such Equity Interest under the Loan Agreement, this Agreement or the JV LLCA to the extent such restriction would constitute a Lien and (b) any such Liens in favor of the Secured Parties.

Section 8.04    Loans. No Sponsor Entity shall make any loans or other advances to the Borrower, other than (a) any Permitted Subordinated Loan, (b) on or prior to the First Loan Advance Date, the Ford Shareholder Bridge Loan Agreement or (c) as otherwise permitted by the Financing Documents.
Section 8.05    Investment Company Act. No Sponsor Entity shall take any action that would result in it being required to register as an “investment company” under the Investment Company Act.
Section 8.06    Sanctions. No Sponsor Entity shall:
(a)become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001));
(b)engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2;
(c)otherwise become the subject or target of any Sanctions;
(d)directly or indirectly permit the Borrower to use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Person (i) to fund any activities, dealings or business of or with any Prohibited Person or in any Prohibited Jurisdiction; or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan); or
(e)permit the Borrower to repay any portion of the Loan with any funds (i) obtained or derived, directly or knowingly indirectly, from any business or dealings with any Prohibited Person, or (ii) constituting the proceeds of a violation of any International Compliance Directive.
Section 8.07    Intellectual Property. Each Sponsor Entity [*] shall not (and shall cause each Borrower Entity and solely with respect to Project IP owned, developed or otherwise disclosed to a Major Project Participant by any Sponsor Entity, shall cause each Major Project Participant to not), assign or otherwise transfer any right, title, or interest in any Project IP:
(a)to any Prohibited Person;
(b)without providing to the Secured Parties advance written notice of such assignment or transfer to any Person (other than an Affiliate of Borrower); and
(c)without requiring such assignee or transferee to:
[*]
Article IX
SUBORDINATION
Section 9.01    Subordination. Notwithstanding any provision to the contrary contained in any agreement relating to Subordinated Debt, each Sponsor Entity agrees that, until the Release Date, all Subordinated Debt and any and all rights any Sponsor Entity may have to be repaid, indemnified, or reimbursed by the Borrower or any Subsidiary thereof (including any rights to reimbursement pursuant to any withdrawals or transfers from any Project Account), whether in consequence of the uncapitalized Equity Contributions, any Permitted Subordinated Loan, any Applicable Law, or otherwise, shall be subordinated to the Secured Obligations and shall be payable solely to the extent permitted by the

Financing Documents, including from, and to the extent of, payments permitted to be made by the Borrower under Section 9.04 (Restricted Payments) of the Loan Agreement.
Section 9.02    Permitted Subordinated Loan.
(a)Each Direct Shareholder shall cause each instrument evidencing a Permitted Subordinated Loan owed to a Direct Shareholder to be endorsed with the following legend: “The indebtedness evidenced by this instrument is subordinated to the prior payment in full of the Secured Obligations (as defined in the Loan Agreement hereinafter referred to) pursuant to the Sponsor Support, Share Retention and Subordination Agreement, dated as of [INSERT DATE], among [INSERT RELEVANT PARTIES] (other than as expressly provided therein).”
(b)Each Direct Shareholder shall further make the relevant notations in their accounting books to provide for the subordination of any Permitted Subordinated Loans.
Section 9.03    Interest and Fees. No fees, interest or other charges shall be charged with respect to any Equity Contribution other than interest on any Permitted Subordinated Loan.
Section 9.04    Payments. Until the Release Date, no payment of the principal of, interest on, or fees or any amounts with respect to any Subordinated Debt shall be made at any time by the Borrower unless made as provided herein and in accordance with Section 9.04 (Restricted Payments) of the Loan Agreement.
Section 9.05    Deferral. Payments of any amount in respect of any Subordinated Debt not paid by reason of Section 9.04 (Payments) shall be deferred until such time as the same can be paid in accordance with the foregoing provisions of this Article IX (Subordination). Any such deferral shall not constitute a default under such Subordinated Debt.
Section 9.06    No Acceleration. Until the Release Date, no Sponsor Entity shall accelerate the repayment of any Subordinated Debt without the prior written consent of the Collateral Agent (acting at the direction of DOE).
Section 9.07    No Commencement of Any Proceeding. To the extent permitted by Applicable Law, until the Release Date, no Sponsor Entity shall (and each Sponsor Entity shall procure that none of its Controlled Affiliates, as applicable, shall) claim, demand, require, or commence any action or proceeding of any kind against the Borrower (including, without limitation, bringing an action, petition, or proceeding against the Borrower under any bankruptcy or similar laws of any jurisdiction, and joining in any such action, petition, or proceeding) whether by the exercise of the right of set-off, counterclaim, or of any similar right or otherwise howsoever, to obtain, or with a view to obtaining, any payment or reduction of or in respect of any Equity Contribution (for the avoidance of doubt, each Sponsor Entity shall, subject to the terms and conditions of the Loan Agreement and other Financing Documents, be permitted to set-off amounts incurred by such Sponsor Entity in connection with the Project against its Equity Contribution obligations hereunder); provided, however, that if the Collateral Agent or any other Secured Party files a claim against the Borrower for payment, the Sponsor Entities shall have the right to file a claim against the Borrower if and to the extent the filing of such claim is necessary to preserve its rights to receive payments under any Subordinated Debt, provided, that any such claim and right to receive any such payment under any Subordinated Debt shall, in all cases, be subordinated as set forth in this Agreement in all respects to the right of the Secured Parties to receive the irrevocable payment in full of the Secured Obligations.
Section 9.08    No Set-Off. No Sponsor Entity shall set off, counterclaim, or otherwise reduce any payment obligation of such Sponsor Entity to the Borrower against any payment which is required to be deferred under the provisions of this Article IX (Subordination) until the Release Date.
Section 9.09    Subordination in Bankruptcy. To the extent permitted by Applicable Law, upon any distribution of assets in connection with any dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or otherwise) or upon an assignment for the benefit of creditors of the Borrower:

(a)all Secured Obligations shall be indefeasibly paid and discharged in full before any amount on account of any Subordinated Debt is paid; and
(b)until the Release Date, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which a Sponsor Entity would be entitled in respect of any Subordinated Debt except for the provisions of this Article IX (Subordination) shall instead be paid by the liquidator or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the Collateral Agent. The Collateral Agent shall be entitled to receive and collect on behalf of such Sponsor Entity any and all such payments and distributions and give acquittance therefor, and to file any claim, proof of claim or other similar instrument and take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in its own name or in the name of such Sponsor Entity in respect of the Subordinated Debt as the Collateral Agent may deem necessary or advisable for the enforcement of this Article IX (Subordination); provided, that no provision of this Section 9.09(b) shall, or shall be construed to, impose any obligation on the Collateral Agent to take or refrain from taking any action or pursue any claim on behalf of such Sponsor Entity, and each Sponsor Entity hereby waives any claim or cause of action it may otherwise have against any Secured Party as a result of any action taken or not taken by the Collateral Agent to enforce any and all claims in respect of any amount on account of any Subordinated Debt.
Section 9.10    Rights of Subrogation. No Sponsor Entity shall, in respect of any payment or distribution made to the Collateral Agent or any other Secured Party on account of any Subordinated Debt or Equity Contribution, seek to enforce repayment, obtain the benefit of any security, or exercise any other rights or legal remedies of any kind which may accrue to any Sponsor Entity against the Borrower, whether by way of subrogation, offset, counterclaim, or otherwise, whether or not such rights or legal remedy arise in equity or under contract, statute or common law, in respect of such payment or distribution until the Release Date.
Section 9.11    Lien Subordination. All right, title and interest of the Borrower in, to and under each Permitted Subordinated Loan shall be subject to a first priority Lien in favor of the Collateral Agent pursuant to the terms of the Security Documents.
Section 9.12    No Other Assignment. Except as permitted in accordance with this Agreement, until the Release Date no Sponsor Entity shall, without the prior written consent of the Collateral Agent, assign, transfer, encumber or otherwise dispose of all or part of its interest in any Subordinated Debt to any Person.
Section 9.13    Form of Permitted Subordinated Loan. Each Permitted Subordinated Loan shall made pursuant to an agreement in the form of Exhibit C (Form of Permitted Subordinated Loan) (each such agreement, a “Permitted Subordinated Loan Agreement”).
Section 9.14    No Amendment to Subordinated Debt. Until the Release Date, neither the Borrower nor the Sponsor Entities shall, without the prior written consent of DOE and notice to the Collateral Agent, terminate, amend (other than any non-material, administrative amendments) or grant any waiver in respect of any document or instrument evidencing any Subordinated Debt.
Section 9.15    Amounts Held in Trust. If, prior to the Release Date for any reason whatsoever, a Sponsor Entity receives any payment or distribution contrary to the provisions of this Article IX (Subordination) (other than to the extent permitted under Section 9.04 (Restricted Payments) of the Loan Agreement), then such Sponsor Entity shall (a) hold the same in trust for the Secured Parties; (b) promptly notify the Collateral Agent in writing of the receipt of such payment or distribution; and (c) promptly pay the amount of such payment or distribution to the Collateral Agent or, if the Collateral Agent so elects, to DOE, to hold for the account of the Secured Parties. Any amount so received by the Collateral Agent or any Secured Party shall be applied towards the payment of any amount outstanding under any Financing Document, in accordance with the terms of the Accounts Agreement.

Article X
MISCELLANEOUS
Section 10.01    Waiver and Amendment.
(a)No failure or delay by DOE or the other Secured Parties in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise impair any rights, powers, or remedies of the Secured Parties. No single or partial exercise of any such right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power, or remedy.
(b)The rights, powers, or remedies provided for herein are cumulative and are not exclusive of any other rights, powers, or remedies provided by law or in any other Transaction Document. The assertion or employment of any right, power, or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power, or remedy.
(c)Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by each Sponsor Entity and DOE. To the extent the Collateral Agent is to act or be directed to take any action hereunder, in doing so, the Collateral Agent shall be entitled to all of its rights, benefits, protections and immunities set forth in the Accounts Agreement (in addition to those granted to it under this Agreement and any other Financing Document). Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, unless so instructed by the DOE, the Collateral Agent shall have no obligation to exercise any discretionary acts hereunder, and any provisions of this Agreement that authorize or permit the Collateral Agent to approve, consent to, disapprove, request, determine, waive, act or decline to act, in its discretion, shall be subject to the Collateral Agent receiving written direction from the DOE to take such action or to exercise such rights pursuant to the Accounts Agreement.
(d)Any amendment to or waiver of this Agreement or any other Transaction Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall be subject to the availability to DOE of funds appropriated by the U.S. Congress, or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost. .
(e)Within five (5) Business Days following the effectiveness of any amendment, modification or waiver of the Existing Credit Agreement, Ford shall deliver to DOE a copy of such amendment, modification or waiver. Upon entering into any amendment, modification or waiver of the Existing Credit Agreement or any extension, renewal, replacement, refinancing or any other form of refunding of the Existing Credit Agreement (a “Replacement Credit Agreement”) or any amendment or other modification or waiver of any Replacement Credit Agreement, in any such case (each being a “Modifying Agreement”) pursuant to which any representations and warranties in Part I of Schedule D (Sponsor Entity Specific Representations and Warranties), covenants in Parts I-A and II-A Schedule E (Sponsor Entity Specific Covenants) (other than Section 1.01 (Available Liquidity) of Part II-A of Schedule E to the extent the required Available Liquidity is reduced by such Modifying Agreement), or events of default in the definition of Ford Sponsor Entity Default (in the case of clauses (b) and (c) of such definition, solely with respect to the representations and warranties in Part I of Schedule D (Sponsor Entity Specific Representations and Warranties), covenants in Parts I-A and II-A Schedule E (Sponsor Entity Specific Covenants) (other than Section 1.01 (Available Liquidity) of Part II-A of Schedule E to the extent the required Available Liquidity is reduced by such Modifying Agreement)) (and/or definitions used in such provisions) are changed, added to or deleted (including the entities covered by such provisions) (or any equivalent or related provision or related definition is changed, added to or deleted from the Existing Credit Agreement), DOE and the Borrower Entities party hereto shall, as promptly as practical following the consummation of such Modifying Agreement (or, in the case of any such Modifying Agreement whose effectiveness is conditioned upon the effectiveness of a corresponding amendment, modification or waiver to this Agreement, as promptly as practical following Ford’s having advised DOE of the provisions of the proposed Modifying Agreement), enter into an amendment of this

Agreement to make corresponding conforming changes, additions or deletions in respect of the applicable representations and warranties in Part I of Schedule D (Sponsor Entity Specific Representations and Warranties), covenants in Parts I-A and II-A Schedule E (Sponsor Entity Specific Covenants), or events of default in the definition of Ford Sponsor Entity Default.
Section 10.02    Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest, or other notice of any kind to a Sponsor Entity or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) to or for the credit or the account of any Sponsor Entity against and on account of the Sponsor Obligations and liabilities of such Sponsor Entity to such Secured Party under this Agreement.
Section 10.03    Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate, or statement delivered pursuant hereto or in connection herewith (including any Advance Request) shall survive the execution and delivery of this Agreement and the making of the Advances under the Funding Agreements.
Section 10.04    Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties hereto shall be provided using the addresses listed in Schedule B (Notices), and shall be in writing and shall be considered as properly given: (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; (d) if sent by facsimile or telecopy with transmission verified; or (e) if transmitted by electronic mail, to the electronic mail address set forth in Schedule B (Notices). Any party hereto has the right to change its address for notice under this Agreement to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.
Section 10.05    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.
Section 10.06    Judgment Currency. Each Sponsor Entity shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB against any loss incurred by DOE or FFB, as the case may be, as a result of any judgment or order being given or made for any amount due to DOE or FFB hereunder and such judgment or order being expressed and to be paid in a Judgment Currency other than the Currency of Denomination and as a result of any variation between: (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order; and (b) the rate of exchange at which DOE or FFB would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by DOE or FFB, as the case may be, had DOE or FFB, as the case may be, utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.
Section 10.07    [Reserved].

Section 10.08    Limitation on Liability. No claim shall be made by any Sponsor Entity or any of their respective Affiliates against a Secured Party or any of their respective directors, officers, employees, attorneys, agents, other advisors or other representatives for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and each Sponsor Entity hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 10.09    Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
(b)No Sponsor Entity may assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, as the case may be.
(c)Each Sponsor Entity acknowledges and agrees that FFB may assign (i) any or all of its rights, benefits and obligations under the Financing Documents and (ii) any or all of its rights and interest in, to and under the Collateral, in each case, in accordance with the provisions of the Funding Agreements as set forth in Section 11.09(c) (Successors and Assigns) of the Loan Agreement.
Section 10.10    [Reserved]
Section 10.11    Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon insolvency or bankruptcy, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any of the Sponsors’ Obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 10.12    Governing Law; Waiver of Jury Trial.
(a)THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.
(b)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY BORROWER ENTITY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.
Section 10.13    Submission to Jurisdiction; Etc.. By execution and delivery of this Agreement, each Sponsor Entity and the Borrower irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; and (iv) appellate courts from any of the foregoing;
(b)consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)to the extent organized, formed or domiciled outside the United States, agrees to irrevocably designate and appoint an agent satisfactory to DOE for service of process in New York under this Agreement and any other Financing Document governed by the laws of the State of New York, with respect to any action or proceeding in New York, as its authorized agent to receive, accept and confirm receipt of, on its behalf, service of process in any such proceeding. Each such party agrees that service of process, writ, judgment or other notice of legal process upon said agent shall be deemed and held in every respect to be effective personal service upon it. Each such party shall maintain such appointment (or that of a successor satisfactory to DOE) continuously in effect at all times while such person is obligated under this Agreement;
(d)agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law; or (i) limit the right of any Secured Party to commence proceedings against or otherwise sue a Sponsor Entity or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by Applicable Law; and
(e)agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of its obligation against the applicable party.
Section 10.14    Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.
Section 10.15    Benefits of Agreement. Nothing in this Agreement express or implied, shall give to any Person, other than the parties hereto and their successors and permitted assigns hereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under this Agreement, in respect of those provisions in Article III (Sponsor Guarantees) and Sections 7.02 (Other Information), 10.06 (Judgment Currency), 10.09 (Successors and Assigns) and 10.20 (Marshaling) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and the Note or the Note Purchase Agreement, as between FFB and the Sponsor, the terms of the Note and the Note Purchase Agreement shall govern.
Section 10.16    Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 10.17    Counterparts; Electronic Signatures.
(a)This Agreement may be executed in one or more duplicate counterparts and, when executed by all of the parties, shall constitute a single binding agreement. Each party hereto agrees to deliver a manually executed original promptly following such facsimile or electronic submission.
(b)Delivery of an executed signature page of this Agreement by facsimile (or other electronic) transmission shall be as effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature, (a) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement, and (b) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.
Section 10.18    No Partnership; Etc.. The parties hereto intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties, any Sponsor Entity or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of any Sponsor Entity or any other Person with respect to the Project or otherwise. All obligations to pay Real Property or other taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of the Project or any other assets and to perform all obligations under the agreements and contracts relating to the Project or any other assets shall be the sole responsibility of the Borrower and/or the Sponsor Entities.
Section 10.19    Independence of Covenants. All covenants hereunder and under this Agreement shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.20    Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Sponsor Entity or any other Person or against or in payment of any or all of the Guaranteed Obligations.
Section 10.21    English Language. All documents to be delivered by any party hereto pursuant to the terms hereof shall be in the English language or, if originally written in another language, shall be accompanied by an accurate English translation, upon which the other parties hereto shall have the right to rely for all purposes under this Agreement and any other Financing Document.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.
SIGNATORIES

FORD MOTOR COMPANY

By:__/s/ David A. Webb_______________
Name: David A. Webb
Title: Vice President, Treasurer

[Signature Page Sponsor Support, Share Retention and Subordination Agreement]

SK INNOVATION CO., LTD.

By:__/s/_________________________
Name:
Title:
SK ON CO., LTD.

By:__/s/_________________________
Name:
Title:

SK BATTERY AMERICA, INC.

By:__/s/_________________________
Name:
Title:

BLUEOVAL SK, LLC

By:__/s/_________________________
Name:
Title:

[Signature Page Sponsor Support, Share Retention and Subordination Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the federal government of the United States of America

By:__/s/_________________________
Name:
Title:

[Signature Page Sponsor Support, Share Retention and Subordination Agreement]

SCHEDULE D
SPONSOR ENTITY SPECIFIC REPRESENTATIONS AND WARRANTIES
PART I. REPRESENTATIONS AND WARRANTIES OF FORD
Capitalized terms used in this Part I of Schedule D but not otherwise defined in Article I (Definitions) of the Agreement or in the Loan Agreement have the meanings given to them in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford).

Section 1.01    Financial Condition. The consolidated financial statements of Ford included in its annual report on Form 10-K, for the twelve-month period ended December 31, 2023 (the “2023 10-K”) and in its quarterly report on Form 10-Q for the three-month period ended September 30, 2024 (the “Third Quarter 2024 10-Q”), each as amended on or before the Execution Date and filed with the SEC, present fairly, in all material respects, in accordance with GAAP, the financial condition and results of operations of Ford and its Sponsor Entity Subsidiaries as of the end of, and for, (i) the twelve-(12) month period ended on December 31, 2023 and (ii) the three (3) month and nine (9) month periods ended September 30, 2024, respectively; provided that the foregoing representation shall not be deemed to have been materially incorrect if, in the event of a subsequent restatement of such financial statements, the changes reflected in such restatements are not materially adverse to the rights and interests of the Secured Parties under the Financing Documents (taking into account the creditworthiness of Ford and its Sponsor Entity Subsidiaries, taken as a whole, at such time).
Section 1.02    No Change. Between the date of filing with the SEC of the Third Quarter 2024 10-Q and the Execution Date, there has been no development or event which has had a Ford Sponsor Material Adverse Effect.
Section 1.03    Existence. Ford (a) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, (b) has the power and authority to conduct the business in which it is engaged and (c) is duly qualified and in good standing in each jurisdiction where it is required to be so qualified and in good standing, except to the extent all failures with respect to the foregoing clauses (a), (b) and (c) could not, in the aggregate, reasonably be expected to have a Ford Sponsor Material Adverse Effect.
Section 1.04    Power; Authorization; Enforceable Obligations. Ford has the requisite power and authority to execute, deliver and perform its obligations under each Sponsor Transaction Document to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance thereof and has duly executed and delivered each Sponsor Transaction Document to which it is a party and each such Sponsor Transaction Document constitutes a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
Section 1.05    No Legal Bar. The execution, delivery and performance of this Agreement and the other Sponsor Transaction Documents to which Ford is party and the Ford Sponsor Guarantee will not violate any Requirements of Law as to Ford and any of its property or any Contractual Obligation of Ford, except to the extent all such violations could not, in the aggregate, reasonably be expected to have a Ford Sponsor Material Adverse Effect.
Section 1.06    Litigation. Except as set forth, or contemplated, in the 2023 10-K or the Third Quarter 2024 10-Q filed with the SEC, no litigation, investigation, proceeding or arbitration is pending, or to the best of Ford’s knowledge is threatened, against Ford or any Significant Guarantor as of the Execution Date that could reasonably be expected to have a Ford Sponsor Material Adverse Effect with respect to Ford; and
Schedule D-1

Section 1.07    No Default. As of the Execution Date, neither Ford nor any Significant Guarantor is in default under any of its material Contractual Obligations, except where such default could not reasonably be expected to have a Ford Sponsor Material Adverse Effect.
Section 1.08    Intellectual Property. As of the Execution Date, Ford and each Initial Subsidiary Guarantor own, or are licensed to use, all Intellectual Property (as defined in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford)) necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to own or be licensed could not reasonably be expected to have a Ford Sponsor Material Adverse Effect.
Section 1.09    ERISA. Each Plan, Ford and its Sponsor Entity Subsidiaries are in compliance with all material provisions of ERISA and all material applicable provisions of the Code, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Ford Sponsor Material Adverse Effect.
Section 1.10    Investment Company Act; Other Regulations. Ford is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
Section 1.11    Environmental Laws. Ford is in compliance in all material respects with all applicable Environmental Laws (as defined in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford) ), except to the extent failure to comply would not reasonably be expected to have a Ford Sponsor Material Adverse Effect.

Schedule D-2

SCHEDULE E
SPONSOR ENTITY SPECIFIC COVENANTS
PART I-A. AFFIRMATIVE COVENANTS OF FORD
Capitalized terms used in this Part I-A of Schedule E but not otherwise defined in Article I (Definitions) of the Agreement or in the Loan Agreement have the meanings given to them in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford).
Section 1.01    Ford Financial Statements. Ford shall deliver to the DOE, audited annual financial statements and unaudited quarterly financial statements of Ford within fifteen (15) days after Ford is required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (or, if Ford is not required to file annual financial statements or unaudited quarterly financial statements with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, then within fifteen (15) days after Ford would be required to file the same with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if it had a security listed and registered on a national securities exchange); provided, that the foregoing time period shall automatically be extended to the earlier of the date that is five (5) days prior to the date of the occurrence of any “event of default” (or any comparable term) under any of the Existing Notes as a result of the failure by Ford to provide annual or quarterly financial statements to the extent required under the related Existing Notes Indenture and in the case of audited annual financial statements, within two hundred forty (240) days after the end of the Ford’s fiscal year, and in the case of unaudited quarterly financial statements, within two hundred twenty (220) days after the end of each of the first three quarterly periods of each fiscal year; provided, further, that such financial statements shall be deemed to be delivered upon the filing with the SEC of the Ford’s Form 10-K or Form 10-Q for the relevant fiscal period.
Section 1.02    Ford Compliance Certificates. Ford shall deliver to the DOE concurrently with the delivery of any financial statements pursuant to Section 1.01 (Ford Financial Statements) of Part I-A of Schedule E (Sponsor Entity Specific Covenants) above, a Sponsor Entity Compliance Certificate from a Responsible Officer.
Section 1.03    Maintenance of Business; Existence. Ford will (a) continue to engage primarily in the automotive business, (b) preserve, renew and keep in full force and effect its corporate existence and (c) take all reasonable actions to maintain all rights necessary for the normal conduct of its business, except to the extent that failure to do so would not have a Ford Sponsor Material Adverse Effect.
Section 1.04    Maintenance of Property; Insurance. Ford will, and will cause each Significant Guarantor to, maintain, as appropriate, with insurance companies that Ford believes (in the good faith judgment of the management of Ford) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in amounts (after giving effect to any self-insurance which Ford believes (in the good faith judgment of management of Ford) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Ford believes (in the good faith judgment of the management of Ford) are reasonable in light of the size and nature of its business.
Section 1.05    Notices. Promptly upon a Responsible Officer of Ford becoming aware thereof, Ford will give notice to DOE of the occurrence of any Ford Sponsor Entity Default. Each notice pursuant to this Section 1.05 (Notices) of Part I-A of Schedule E (Sponsor Entity Specific Covenants) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Ford proposes to take with respect thereto.
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PART II-A. NEGATIVE COVENANTS OF FORD
Capitalized terms used in this Part II-A of Schedule E but not otherwise defined in Article I (Definitions) of the Agreement or in the Loan Agreement have the meanings given to them in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford).
Section 1.01    Available Liquidity. Ford shall not permit Available Liquidity (solely with respect to clause (a) of the definition thereof) to be less than four billion Dollars ($4,000,000,000) at any time (the “Ford Available Liquidity Requirement”).
Section 1.02    Liens. Ford shall not, and shall not permit (a) any Initial Subsidiary Guarantor that is then a Domestic Subsidiary and not a Foreign Subsidiary Holding Company or (b) any Principal Domestic Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its assets except Ford Permitted Liens (as defined in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford)).
Section 1.03    Asset Sale Restrictions.
(a)Ford Motor Credit. Ford shall not permit any Disposition or issuance of the Capital Stock (as defined in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford) hereto) of FMCC that results in Ford owning, directly or indirectly, less than forty-nine percent (49%)of the outstanding Capital Stock (as defined in Annex 1 (Defined Terms for Specific Representations, Warranties and Covenants of Ford) hereto) of FMCC.
(b)Principal Trade Names. Ford shall not Dispose of any Principal Trade Name.
(c)All or Substantially All Assets. Ford shall not, nor shall it permit its Significant Guarantors to, Dispose of all or substantially all of the assets of Ford and its Sponsor Entity Subsidiaries, on a consolidated basis, other than pursuant to a transaction permitted under Section 1.04(a) (Fundamental Changes) of Part II-A of Schedule E (Sponsor Entity Specific Covenants).
Notwithstanding anything in this Section 1.03 (Asset Sale Restrictions) of Part II-A of Schedule E (Sponsor Entity Specific Covenants) to the contrary, any Disposition described in this Section 1.03 (Asset Sale Restrictions) of Part II-A of Schedule E (Sponsor Entity Specific Covenants) by a Sponsor Entity Subsidiary of Ford shall be permitted if such Disposition is to Ford or any Subsidiary Guarantor. In addition it is understood that Ford and its Sponsor Entity Subsidiaries may otherwise Dispose of their assets except to the extent expressly restricted pursuant to this Section 1.03 (Asset Sale Restrictions) and Sections 1.04 (Fundamental Changes) and 1.06 (Sales and Leasebacks) of Part II-A of Schedule E (Sponsor Entity Specific Covenants).
Section 1.04    Fundamental Changes.
(a)Ford will not merge or consolidate with any other Person unless no Ford Sponsor Entity Default is continuing after giving effect to such transaction and (i) it shall be the continuing entity or (ii) (A) the Person formed by or surviving such merger or consolidation shall be an entity organized or existing under the laws of the United States, any state thereof, or the District of Columbia that expressly assumes all the obligations of Ford under the Sponsor Transaction Documents to which Ford is a party pursuant to a supplement or amendment to this Agreement and each other Sponsor Transaction Document to which Ford is a party reasonably satisfactory to DOE, (B) [reserved] and (C) DOE shall have received an opinion of counsel reasonably satisfactory to DOE and consistent with the opinions delivered on the Execution Date with respect to Ford.
(b) No Significant Guarantor shall merge or consolidate with any other Person unless (i) Ford or another Subsidiary Guarantor shall be the continuing entity or (ii) in connection with an
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asset sale permitted by Section 1.03 (Asset Sale Restrictions) of Part II-A of Schedule E (Sponsor Entity Specific Covenants).
Section 1.05    Negative Pledge. Ford will not itself, and will not permit any Manufacturing Subsidiary to, incur, issue, assume, guarantee or suffer to exist any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (notes, bonds, debentures or other similar evidences of indebtedness for money borrowed being herein called “Debt”), secured by pledge of, or mortgage or lien on, any Principal Domestic Manufacturing Property of Ford or any Manufacturing Subsidiary, or any shares of stock of or Debt of any Manufacturing Subsidiary (such mortgages, pledges and liens being hereinafter called “Pledge” or “Pledges”), without effectively providing that the Note Obligations (together with, if Ford shall so determine, any other Debt of Ford or of such Manufacturing Subsidiary then existing or thereafter created ranking equally with the Obligations (as defined in the Existing Credit Agreement)) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt so secured plus all Attributable Debt of Ford and its Manufacturing Subsidiaries in respect of Sale and Leaseback Transactions would not exceed five percent (5%) of the Consolidated Net Tangible Company Excluding FMCC Assets; provided, however, that this Section 1.05 (Negative Pledge) of Part II-A of Schedule E (Sponsor Entity Specific Covenants) of shall not apply to Debt secured by:
(a)Pledges of property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;
(b)Pledges in favor of Ford or any Manufacturing Subsidiary;
(c)Pledges in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(d)Pledges of property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of, or within sixty (60) days after, the acquisition of such property or shares or Debt for the purpose of financing all or any part of the purchase price thereof; and
(e)any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Pledge referred to in the foregoing clauses (a) to (d), inclusive; provided, however, that such extension, renewal or replacement Pledge shall be limited to all or a part of the same property, shares of stock or Debt that secured the Pledge extended, renewed or replaced (plus improvements on such property).
Section 1.06    Sales and Leasebacks. Ford will not itself, and it will not permit any Manufacturing Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor (not including Ford or any Manufacturing Subsidiary) or to which any such lender or investor is a party, providing for the leasing by Ford or a Manufacturing Subsidiary for a period, including renewals, in excess of three years of any Principal Domestic Manufacturing Property which has been or is to be sold or transferred by Ford or such Manufacturing Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Principal Domestic Manufacturing Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:
(a)Ford or such Manufacturing Subsidiary could create Debt secured by a mortgage pursuant to Section 1.05 (Negative Pledge) of Part II-A of Schedule E (Sponsor Entity Specific Covenants) on the Principal Domestic Manufacturing Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Obligations (as defined in the Existing Credit Agreement); or
(b)Ford, within one hundred twenty (120) days after the sale or transfer shall have been made by Ford or by a Manufacturing Subsidiary, applies an amount equal to the greater of:
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(i)the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement; or
(ii)the fair market value of the Principal Domestic Manufacturing Property so leased at the time of entering into such arrangement (as determined by any two of the following: the Chairman of the Board of Ford, its President, any Executive Vice President of Ford, any Group Vice President of Ford, any Vice President of Ford, its Treasurer or its Controller);
to the retirement of Funded Debt of Ford; provided, however, that the amount to be applied to the retirement of Funded Debt of Ford shall be reduced by the principal amount of Funded Debt voluntarily retired by Ford within one hundred twenty (120) days after such sale.

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ANNEX 1
DEFINED TERMS FOR SPECIFIC REPRESENTATIONS, WARRANTIES AND COVENANTS OF FORD
“364-Day Revolving Credit Agreement” that certain 364-Day Revolving Credit Agreement dated as of June 23, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Ford, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Additional Subsidiary Guarantor” means each Domestic Subsidiary of Ford (other than any Excluded Subsidiary) (a) that has Consolidated Total Assets with a Net Book Value in excess of five hundred million Dollars ($500,000,000) and (b) with respect to which Ford or any Subsidiary Guarantor directly or indirectly owns eighty percent (80%) or more of the Capital Stock or Voting Stock of such Subsidiary and the remaining Capital Stock of which is not publicly held.
“Attributable Debt” means as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate of nine and a half percent (9.5%) per annum) required to be paid by such person under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, excluding, for all purposes, any Other Indebtedness that is convertible into or exchangeable for any of the foregoing.
“Commonly Controlled Entity” means an entity, whether or not incorporated, that is part of a group that includes Ford and that is treated as a single employer under Section 414(b) or (c) of the Code.
“Consolidated Company Excluding FMCC Total Assets” means at any date, the total assets of Ford and its consolidated Subsidiaries (excluding FMCC and its consolidated subsidiaries) as of the most recent consolidated financial statements of Ford delivered pursuant to Section 1.01 (Ford Financial Statements) of Part I-A of Schedule E (Sponsor Entity Specific Covenants).
“Consolidated Net Tangible Company Excluding FMCC Assets” means the sum of (a) the aggregate amount of the assets (less applicable reserves and other properly deductible items) of Ford and its consolidated Subsidiaries (excluding FMCC and its consolidated subsidiaries) after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, plus (b) Ford’s equity in the net assets of FMCC and its consolidated subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case as set forth in the most recent financial statements Ford and its consolidated Subsidiaries delivered pursuant to Section 1.01 (Ford Financial Statements) of Part I-A of Schedule E (Sponsor Entity Specific Covenants) prepared in accordance with GAAP.
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“Consolidated Total Assets” means at any date, with respect to any Person, the amount set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet (or the equivalent) of such Person and its consolidated Subsidiaries.
“Disposition” means with respect to any property, any sale, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
“Domestic Subsidiary” means any Sponsor Entity Subsidiary of Ford organized under the laws of any jurisdiction within the United States.
“Environmental Laws” means any and all foreign, Federal, state, provincial, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating or imposing liability or standards of conduct concerning protection of human health, the environment or natural resources, as now or may at any time hereafter be in effect.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Excluded Subsidiary” means collectively (a) FMCC and each Subsidiary thereof, (b) Ford Motor Land Development Corporation, a Delaware corporation, and each Subsidiary thereof, (c) any Subsidiary that is prohibited by any applicable Requirements of Law from guaranteeing the Obligations (as defined under the Existing Credit Agreement), (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) subject to Section 6.7(c) of the Existing Credit Agreement, any Subsidiary that is a bona fide joint venture and (f) any Foreign Subsidiary Holding Company.
“Existing Notes” means the senior unsecured notes of Ford issued pursuant to the Existing Notes Indentures.
“Existing Notes Indentures” means collectively, (a) the Indenture, dated as of February 15, 1992, between Ford and The Bank of New York, as trustee, and (b) the Indenture, dated as of January 30, 2002, between Ford and The Bank of New York (as successor trustee to JPMorgan Chase Bank), as trustee.
“FMCC” means Ford Motor Credit Company LLC, a Delaware limited liability company.
“Ford Canada” Ford Motor Company of Canada, Limited, a company organized under the laws of Ontario.
“Ford Permitted Liens” means:
(a) Liens for taxes, assessments, governmental charges and utility charges, in each case that are not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of Ford in conformity with GAAP;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business;
(c) permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to real property that do not in the aggregate materially interfere with the ordinary conduct of the business of Ford and its Sponsor Entity Subsidiaries taken as a whole;
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(d) leases, licenses, subleases or sublicenses of assets (including, without limitation, real property and intellectual property rights) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of Ford and its Sponsor Entity Subsidiaries taken as a whole and licenses of trademarks and intellectual property rights in the ordinary course of business;
(e) pledges or deposits made in the ordinary course of business or statutory Liens imposed in connection with worker’s compensation, unemployment insurance or other types of social security or pension benefits or Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
(f) Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by Ford or any of its Sponsor Entity Subsidiaries or in connection with sales of accounts, payment intangibles, chattel paper or instruments;
(g) purchase money Liens on property (other than shares of Capital Stock or Indebtedness) existing at the time of acquisition (including acquisition through amalgamation, merger or consolidation) or to secure the payment of any part of the purchase price thereof or to secure any Indebtedness incurred prior to, at the time of, or within sixty (60) days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof or to secure Indebtedness provided, or guaranteed, by a Governmental Authority to finance research and development, limited in each case to the property purchased (or developed) with the proceeds thereof;
(h) Liens in existence on the Execution Date; provided that no such Lien is spread to cover any additional property after the Execution Date and that the amount of Indebtedness secured thereby is not increased (except as otherwise permitted by this Agreement);
(i) Liens on property or Capital Stock of a Person at the time such Person becomes a Sponsor Entity Subsidiary of Ford; provided however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Sponsor Entity Subsidiary of Ford; provided further, however, that any such Lien may not extend to any other property owned by Ford or any Sponsor Entity Subsidiary of Ford;
(j) Liens on property at the time Ford or a Sponsor Entity Subsidiary of Ford acquires the property, including any acquisition by means of a merger or consolidation with or into Ford or any Sponsor Entity Subsidiary of Ford; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Ford or any Sponsor Entity Subsidiary of Ford;
(k) any Lien securing the renewal, refinancing, replacing, refunding, amendment, extension or modification, as a whole or in part, of any indebtedness secured by any Lien permitted by clause (g), (h), (i), (j) and (v) of this definition or this paragraph (k) without any change in the assets subject to such Lien
(l) any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute a Ford Sponsor Entity Default;
(m) any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;
(n) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to facilitate the operation of cash pooling and/or
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interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business;
(o) Liens in favor of lessors pursuant to sale and leaseback transactions to the extent the Disposition of the assets subject to any such sale and leaseback transaction is permitted under this Agreement;
(p) Liens securing Indebtedness or other obligations of a Sponsor Entity Subsidiary of Ford owing to Ford or a Subsidiary Guarantor;
(q) Liens under industrial revenue, municipal or similar bonds;
(r) Liens on securities accounts (other than Liens to secure Indebtedness);
(s) statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of Ford or any of its Sponsor Entity Subsidiaries under Environmental Laws to which any assets of Ford or any such Sponsor Entity Subsidiaries are subject;
(t) a Lien granted by Ford or any of its Sponsor Entity Subsidiaries to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;
(u) servicing agreements, development agreements, site plan agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the property and assets of Ford consisting of real property; provided that the same are complied with; and
(v) Liens not otherwise permitted by the foregoing clauses securing obligations or other liabilities of Ford or any Subsidiary Guarantor; provided that the outstanding amount of all such obligations and liabilities shall not exceed, at any time, the lesser of (x) four billion Dollars ($4,000,000,000) and (y) seven and a half percent (7.5%) of Consolidated Net Tangible Company Excluding FMCC Assets at such time.
“Foreign Subsidiary” means any Sponsor Entity Subsidiary of Ford that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means a Subsidiary substantially all of the Net Book Value of whose assets consists of Capital Stock of Foreign Subsidiaries.
“Funded Debt” means all Debt having a maturity of more than twelve (12) months from the date of the most recent balance sheet of Ford and its consolidated Subsidiaries or having a maturity of less than 12 months but by its terms being renewable or extendible beyond twelve (12) months from the date of such balance sheet at the option of the borrower thereof.
“Guarantee Reinstatement Date” means the first date following May 23, 2012 or any Guarantee Release Date on which the Index Debt fails to maintain at least two of the following three ratings: at least Baa3 by Moody’s, at least BBB- by Fitch and/or at least BBB- by S&P.
“Guarantee Release Date” means the first date following any Guarantee Reinstatement Date on which the Index Debt has at least two of the following three ratings: at least Baa3 by Moody’s, at least BBB- by Fitch and/or at least BBB- by S&P.
“Incremental Revolving Facility” has the meaning given to such term in the Existing Credit Agreement.
“Intellectual Property” has the meaning given to such term in the Existing Credit Agreement.
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“Index Debt” means senior, unsecured, long-term Indebtedness of Ford.
“Initial Subsidiary Guarantor” means each Subsidiary listed on Schedule 1.1D of the Existing Credit Agreement.
“Manufacturing Subsidiary” means a Subsidiary of Ford which owns or leases a Principal Domestic Manufacturing Property.
“Net Book Value” means with respect to any asset of any Person (a) other than accounts receivable, the gross book value of such asset on the balance sheet of such Person, minus depreciation in respect of such asset on such balance sheet and (b) with respect to accounts receivable, the gross book value thereof, minus any specific reserves attributable thereto.
“New Guarantee” means a guarantee agreement to be executed and delivered by (a) each Principal Domestic Subsidiary and (b) each Initial Subsidiary Guarantor that is then a Domestic Subsidiary and not a Foreign Subsidiary Holding Company, pursuant to Section 6.7(a) of the Existing Credit Agreement upon the occurrence of a Guarantee Reinstatement Date, substantially in the form of Exhibit D of the Existing Credit Agreement.
“New Guarantee Period” means a period from and including the 30th day after any Guarantee Reinstatement Date to but excluding the following Guarantee Release Date, if any.
“New Guarantor” means at any time, a Subsidiary that is a party to a New Guarantee at such time.
“Permitted Additional Senior Facility” has the meaning given to such term in the Existing Credit Agreement.
“Plan” means at a particular time, any employee pension benefit plan (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which a Sponsor Entity or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Principal Trade Names” means each of the trademarks listed under the heading “Principal Trade Names” on Schedule 1.1F and all other Trademarks consisting of or containing any of the trademarks listed under the heading “Principal Trade Names” on Schedule 1.1F of the Existing Credit Agreement or any variation or simulation thereof.
“Principal Domestic Manufacturing Property” means any plant in the United States owned or leased by Ford or any Subsidiary of Ford, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds half percent (0.5%) of Consolidated Net Tangible Company Excluding FMCC Assets and more than seventy-five percent (75%) of the total production measured by value (as determined by any two of the following: the Chairman of the Board of Ford, its President, any Executive Vice President of Ford, any Group Vice President of Ford, any Vice President of Ford, its Treasurer or its Controller) of which in the last fiscal year prior to said date (or such lesser period prior thereto as the plant shall have been in operation) consisted of one or more of the following: cars or trucks or related parts and accessories or materials for any of the foregoing. In the case of a plant not yet in operation or of a plant newly converted to the production of a different item or items, the total production of such plant and the composition of such production for purposes of this definition shall be deemed to be Ford’s best estimate (determined as aforesaid) of what the actual total production of such plant and the composition of such production will be in the twelve (12) months following the date as of which the determination is being made.
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“Principal Domestic Subsidiary” means a Domestic Subsidiary of Ford (other than any Excluded Subsidiary) (a) that has Consolidated Total Assets with a Net Book Value in excess of five hundred million Dollars ($500,000,000) as of the most recent audited annual financial statements delivered pursuant to Section 1.01 (Ford Financial Statements) of Part I-A of Schedule E (Sponsor Entity Specific Covenants) and (b) with respect to which Ford directly or indirectly owns eighty percent (80%) or more of the Capital Stock or Voting Stock of such Domestic Subsidiary and the remaining Capital Stock of which is not publicly held.
“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Significant Guarantor” means on any date of determination, each Subsidiary Guarantor (a) whose total assets at the last day of the four fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 1.01 (Ford Financial Statements) of Part I-A of Schedule E (Sponsor Entity Specific Covenants) were equal to or greater than ten percent (10%) of the sum of (i) the Consolidated Company Excluding FMCC Total Assets at such date plus (ii) the equity value of the Capital Stock of FMCC owned, directly or indirectly, by Ford as reflected in the most recent financial statements of FMCC filed with the SEC or (b) for the purpose of any particular representation, covenant or default in this Agreement, that, when combined with each other Subsidiary Guarantor that has breached such representation or covenant or is the subject of such default, would constitute a Significant Guarantor under the foregoing clause (a).
“Significant New Guarantor” has the meaning given to such term in the Existing Credit Agreement.
“Subsidiary Guarantor” means each Initial Subsidiary Guarantor, each Additional Subsidiary Guarantor, each New Guarantor and each other Subsidiary (including any joint venture), in each case, that becomes a party to the New Guarantee after the Closing Date (as defined in the Existing Credit Agreement) pursuant to Section 6.7 of the Existing Credit Agreement or otherwise.
“Supplemental RCF Credit Agreement” means that certain Revolving Credit Agreement dated as of April 23, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among Ford, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Total Available Revolving Commitments” has the meaning given to such term in the Existing Credit Agreement.

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